EXHIBIT 1

BREAKWATER RESOURCES LTD.
2003 ANNUAL REPORT





                                              R E N E W E D
                                              C O M M I T M E N T
                                              T O  G R O W T H










                                    [PICTURE]

     CONTENTS                                   BREAKWATER RESOURCES LTD.
                                                IS A CANADIAN-BASED COMPANY
  1  MINE LOCATIONS                             ENGAGED IN THE ACQUISITION,
  1  2003 HIGHLIGHTS                            EXPLORATION, DEVELOPMENT
  1  2004 OBJECTIVES                            AND MINING OF BASE METAL
  2  MESSAGE TO SHAREHOLDERS                    DEPOSITS WORLDWIDE.
  4  OPERATIONS SUMMARY
  5  RESERVES AND RESOURCES
  6  MANAGEMENT'S DISCUSSION AND ANALYSIS
 27  MANAGEMENT'S REPORT
 28  AUDITORS' REPORT
 29  FINANCIAL STATEMENTS
 48  MANAGEMENT AND CORPORATE INFORMATION


               ALL DOLLAR AMOUNTS USED IN THIS REPORT ARE CANADIAN DOLLARS UNLESS OTHERWISE SPECIFIED.

               This report includes certain forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and future events may differ materially from those anticipated in such statements.




                                    [PICTURE]

       AT THE END OF 2003 THE COMPANY OWNED FOUR OPERATING MINES:
       BOUCHARD-HEBERT MINE IN QUEBEC, CANADA; BOUGRINE MINE IN TUNISIA;
       EL MOCHITO MINE IN HONDURAS; AND EL TOQUI MINE IN CHILE;
       ONE MINE PREPARING FOR RE-OPENING: LANGLOIS MINE IN QUEBEC, CANADA; AND ONE MINE ON CARE AND MAINTENANCE: CARIBOU MINE IN NEW BRUNSWICK, CANADA.








                               [PERFORMANCE GRAPH]

MESSAGE TO SHAREHOLDERS

     IN OUR 1994 LETTER TO OUR SHAREHOLDERS, WE SAID, "WITH THE FINANCIAL RESTRUCTURING BEHIND US AND THE CLOSING OF THE CANNON MINE IN LATE 1994, BREAKWATER'S FUTURE PROSPECTS ARE CLOSELY TIED TO THE OUTLOOK FOR THE WORLD ZINC MARKET." IN THAT YEAR, BREAKWATER'S ONLY OPERATION WAS THE EL MOCHITO MINE IN HONDURAS, WHICH WAS PRODUCING AT APPROXIMATELY HALF OF ITS CAPACITY (PRODUCTION FROM EL MOCHITO IN 1994 AMOUNTED TO 50,595 TONNES OF ZINC AND LEAD CONCENTRATE COMBINED). WE WENT ON TO SAY, "...WE ARE NOT RELYING ON HIGHER METAL PRICES ALONE TO IMPROVE YOUR COMPANY'S FINANCIAL PERFORMANCE. WE ARE PURSUING A STRATEGY OF INCREASED PRODUCTION AND LOWER COSTS TO ASSURE BREAKWATER'S VIABILITY UNDER ALL MARKET CONDITIONS".

     We are pleased to report that we have met our long term goals and objectives. We have grown substantially since 1994. Our operations comprise four operating mines, one on a care and maintenance basis and one that is preparing to reopen. In 2002, Breakwater produced 465,512 tonnes of zinc, lead, copper and gold concentrate. With the closing of the Nanisivik mine in late 2002, brought about by low zinc prices, Breakwater produced 356,913 tonnes of concentrate in 2003. In the past ten years we have increased production six fold, lowered total cash costs per pound of payable zinc from US$0.53 to US$0.32, survived one of the lowest zinc price periods in recent history and maintained Breakwater's viability. It should be noted that this would not have been achieved without the support of our suppliers, bankers and major shareholder.

     Clearly we achieved what we set out to accomplish despite the many ups and downs. Breakwater's management team has now renewed its commitment to growth and has recently signed a letter of intent to acquire another producing mine.

     Significant to the past ten years are the achievements of 2003, as it was a pivotal year. During the first half of 2003 we saw numerous reports of mining companies in financial difficulty as they suffered from continued low commodity prices. The general consensus in the base metal sector at the beginning of the year was that 2003 was shaping up to be a repeat of 2001 and 2002 when zinc averaged US$882 and US$772 per tonne respectively. Nonetheless, as we said in our 2002 message to shareholders, there was continued optimism that the price of zinc would return to more typical levels late in 2003. This occurred and the price of zinc closed at US$1008 per tonne at the end of 2003, up from US$750 per tonne at the beginning of the year. Unfortunately the effect of the weakening US dollar resulted in Breakwater receiving an average price for zinc of C$1,161 per tonne in 2003 compared with C$1,220 per tonne for 2002.

     In 2003, our costs on an aggregate basis were maintained and our productivity improved despite the closure of the highly productive Nanisivik mine in 2002.

     While we laboured under heavy debt and low commodity prices for most of 2003 at the end of January 2004 following two financings, the Company eliminated all of its bank debt.

     These financings also allowed Breakwater to fund the preliminary reopening work at Langlois and add working capital.


ANNUAL REPORT 2003                      2

          "ON THE DEMAND SIDE, METAL CONSUMPTION REMAINS STRONG IN CHINA AND CONTINUES TO IMPROVE WORLDWIDE. AS A CONSEQUENCE OF ALL OF THESE FACTORS, THE METAL MARKET IS EXPECTED TO BE IN DEFICIT BOTH IN 2004 AND 2005."




     We cannot emphasize enough that it is management's objective to maintain a low level of debt in the future. We will continue to exercise discipline in managing our cash flows in order to maintain a healthy balance sheet.

     The shortage of free cash flow over the past few years restricted Breakwater from conducting significant exploration activities or capital improvements at our operations. Despite this, headway was made on a number of fronts during 2003 and resulted in the Company:

     o expanding the crushing facilities and commencing the expansion of the grinding plant at the El Toqui mine,

     o    adding more reserves at the Langlois mine, and

     o formulating a plan for an industrial future for the Bougrine mill and infrastructure.

     In spite of the shortage of cash over the past few years our employees have rallied to support the Company and have maintained or improved productivity, safety and environmental best practices.

     Productivity was improved across the Company with the tonnes milled per person shift in 2003 at 13.32 compared with 11.54 in 2000 (an increase of 15%).

     Safety measured in lost time accidents per 200,000 person hours was 4.4 in 2003 and compares favourably with the previous eight years, and there were no environmental incidents of any consequence.

     In the latter half of 2003, with an improvement in the commodity markets, we were successful in restructuring the Company financially. This, and the current zinc market, has positioned Breakwater well for future growth.

     The zinc concentrate market is currently very tight. Poor metal prices over the past few years have proven to be a disincentive for exploration and new mine development. At the same time, worldwide smelting capacity has grown while metal output has been constrained due to the lack of feed.

     On the demand side, metal consumption remains strong in China and continues to improve worldwide. As a consequence of all of these factors, the metal market is expected to be in deficit both in 2004 and 2005. This bodes well for zinc concentrate producers and Breakwater intends to build on these favourable market conditions.

     Principal amongst our skills is the ability, as a concentrate producer, to manage costs aggressively without jeopardizing the safety and well being of our employees or the integrity of our physical assets. We are confident that we have well managed and professionally staffed operations, a seasoned management team that is dedicated to the success and future growth of the Company, a Board of Directors that is knowledgeable and helpful, and supportive shareholders who understand the cycles inherent in our business.

     It is the efforts of our employees, combined with the support of our shareholders that has enabled us to get through these recent challenges and emerge with a strong balance sheet and a renewed focus on the future. We wish to thank our employees and shareholders for this support.


     /s/ COLIN K. BENNER


     COLIN K. BENNER

     PRESIDENT AND
     CHIEF EXECUTIVE OFFICER

     April 22, 2004


RENEWED COMMITMENT TO GROWTH            3              BREAKWATER RESOURCES LTD.

--------------------------------------------------------------------------------
OPERATIONS SUMMARY

                                        2003          2002          2001          2000          1999
----------------------------------------------------------------------------------------------------
ORE MILLED (tonnes)                2,586,180     3,077,811     3,311,290     3,028,922     2,236,626
  Zinc (%)                               7.2           7.8           7.2           7.7           8.6
----------------------------------------------------------------------------------------------------

CONCENTRATE PRODUCTION
  Zinc (tonnes)                      310,337       403,661       394,982       392,655       330,971
  Copper (tonnes)                     23,781        37,680        42,138        26,351          --
  Lead (tonnes)                       20,220        18,747        19,799        16,755        17,386
  Gold (tonnes)                        2,575         5,424         3,389         3,010         2,992
----------------------------------------------------------------------------------------------------

METAL IN CONCENTRATES
  Zinc (tonnes)                      165,422       216,663       211,544       208,996       173,733
  Copper (tonnes)                      3,710         6,055         6,932         4,532          --
  Lead (tonnes)                       13,516        12,693        13,174        11,021        11,027
  Silver (ounces)                  2,225,728     2,957,221     2,940,360     2,790,137     2,155,781
  Gold (ounces)                       26,220        24,804        38,500        20,289         4,938
----------------------------------------------------------------------------------------------------

MINESITE OPERATING COSTS
  Per tonne milled (US$)               28.31         27.18         27.26         27.63         27.81
----------------------------------------------------------------------------------------------------

TOTAL CASH COSTS
  Per pound payable zinc (US$)          0.32          0.32          0.36          0.40          0.40


ANNUAL REPORT 2003                      4

--------------------------------------------------------------------------------
RESERVES AND RESOURCES




--------------------------------------------------------------------------------

     The following table lists Breakwater's mineral reserves and resources as calculated by Torben Jensen, Vice President, Engineering, Breakwater's Qualified Person as of December 31, 2003, according to the "CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines" (August, 2000). Accordingly, the Resources have been classified as Measured, Indicated or Inferred and the Reserves have been classified as Proven and Probable based on the Measured and Indicated Resources.

                                        DECEMBER 31, 2003                               December 31, 2002
------------------------------------------------------------------------------------------------------------------------
                           TONNES       ZN       PB    CU       AG     AU     Tonnes    Zn     Pb     Cu    Ag     Au
                           (000's)      (%)      (%)   (%)      (g/t)  (g/t)  (000's)   (%)    (%)    (%)   (g/t)  (g/t)
------------------------------------------------------------------------------------------------------------------------
PROVEN AND PROBABLE MINERAL RESERVES
BOUCHARD-HEBERT             1,126        6.1       -    0.4      27    0.9    2,143      6.0      -   0.4    31    1.0
BOUGRINE                      475       10.2     1.8      -       -      -    1,187     11.6    2.0     -     -      -
EL MOCHITO                  2,686        6.5     1.8      -      87      -    3,167      6.6    1.8     -    76      -
EL TOQUI                    2,801        7.4       -      -       -    1.7    3,344      7.7      -     -     -    1.4
LANGLOIS                    3,323       10.8       -    0.8      52    0.1    2,903     11.2      -   0.7    53    0.1
CARIBOU                     5,057        6.5     3.4      -      90      -    5,057      6.5    3.4     -    90      -
------------------------------------------------------------------------------------------------------------------------
TOTAL                      15,468        7.7       -      -       -      -   17,801      7.8      -     -     -      -

MEASURED AND INDICATED MINERAL RESOURCES*
BOUCHARD-HEBERT             1,218        6.9       -    0.4      30    1.0    2,296      6.8      -   0.4    34    1.1
BOUGRINE                      768       11.4     2.1      -       -      -    1,279     13.3    2.3     -     -      -
EL MOCHITO                  3,599        7.9     2.4      -     108      -    4,288      8.2    2.5     -    99      -
EL TOQUI                    3,499        8.1       -      -       -    1.6    4,203      8.3      -     -     -    1.4
LANGLOIS                    4,981       11.1       -    0.8      54    0.1    4,862     11.0      -   0.7    53    0.1
CARIBOU                     5,152        7.4     3.9      -      95      -    5,152      7.4    3.9     -    95      -
------------------------------------------------------------------------------------------------------------------------
TOTAL                      19,217        8.7       -      -       -      -   22,080      8.8      -     -     -      -

*    Includes proven and probable reserves but excludes inferred resources.

INFERRED MINERAL RESOURCES
BOUCHARD-HEBERT                 -          -       -      -       -      -        -        -      -     -     -      -
BOUGRINE                       68       10.7     1.9      -       -      -      249      8.2    1.3     -     -      -
EL MOCHITO                  2,911        7.3     3.2      -     101      -    2,411      7.4    3.2     -   110      -
EL TOQUI                    2,990        8.4       -      -       -    0.4    3,050      8.5      -     -     -    0.4
LANGLOIS                    1,255        9.7       -    0.5      40    0.1    1,547      8.1      -   0.5    37    0.1
CARIBOU                     4,163        6.7     3.2      -      98      -    4,163      6.7    3.2     -    98      -
------------------------------------------------------------------------------------------------------------------------
TOTAL                      11,387        7.7       -      -       -      -   11,420      7.6      -     -     -      -


RENEWED COMMITMENT TO GROWTH            5              BREAKWATER RESOURCES LTD.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. constitutes management's review of the factors that affected the Company's financial and operating performance in 2003 and factors reasonably expected to impact on future operations and results.

     OVERVIEW

     Breakwater Resources Ltd. (the "Company") is an exploration, development and mining company with operations in Canada, Honduras, Chile and Tunisia. The Company produces and sells zinc, lead and copper concentrates to customers around the world. All of the Company's Gross sales revenue is transacted in US dollars. In 2003 and 2002, approximately 82 percent of Gross sales revenue was derived from the sale of zinc metal in concentrates with the balance from lead, copper, gold and silver metals in concentrates. In 2004, the sale of zinc metal in concentrates, from currently owned operations, is expected to account for approximately 80 percent of Gross sales revenue.

     Since 1994 production has generally increased through the acquisition of operating mines but also from production improvements and efficiencies. The low metal price cycle of the last two to three years and the Company's debt burden have prevented continued growth. This has now been resolved and the Company intends to return to its growth strategy through acquisitions and development of existing assets.

     For the year ended December 31, 2003, the Company realized Net Earnings of $7.1 million ($0.03 per share) compared with Net Losses in the years 2002 and 2001 of $19.9 million ($0.12 per share) and $111.1 million ($0.92 per share) respectively. The loss in 2001 included non-cash write-downs of mineral properties and fixed assets of $70.3 million.

     The following are the notable details related to the Net Earnings of 2003 compared with the Net Loss of 2002:

     o Gross sales revenue decreased by 32 percent due mainly to the closure of the Nanisivik mine in September 2002 and the effect of the stronger Canadian dollar.
     o General and administrative costs were reduced by $1.1 million due to lower capital taxes, lower office costs and a one-time compensation expense of $0.6 million incurred in 2002.
     o Interest and financing costs decreased by $1.4 million due to reduced debt levels following the partial repayment of debt and lower interest rates.
     o Foreign exchange gain on US dollar denominated debt rose by $10.9 million, $4.4 million of this gain was realized on the repayment of US$17.1 million of the bank debt in July and December.
     o Other non-producing property costs decreased by $9.3 million largely as a result of the gain on the sale of the Lapa properties of $10.3 million in June of 2003.

     The year ended December 31, 2003, saw a marked improvement in the US dollar zinc price from the 2002 record low. The zinc price closed at the end of 2003 at US$1,008 per tonne compared with US$750 at the end of 2002, averaging US$828 per tonne for the year compared with US$779 for 2002. However, the stronger Canadian dollar offset the benefit of the improved average US dollar metal price. The average Canadian dollar price of zinc in 2003 was $1,161 per tonne compared with $1,220 per tonne in 2002 based on an average Canadian/US dollar exchange rate of
1.4004 versus 1.5701. All metal prices closed significantly higher at the end of 2003 compared with the end of 2002 and are expected to remain at these levels or higher in 2004.

     In November 2003, the Company received net proceeds of approximately $28.0 million on the issuance of 85.8 million common shares of the Company (the "Common Shares") pursuant to a subscription receipt offer in October. A portion of these funds was used to repay part of the bank debt as more completely described later in this document.

Use of Proceeds ($ millions)
-------------------------------------------------
Bank Debt Repayment                          15.7
Working Capital                              12.3
-------------------------------------------------
Net Proceeds                                 28.0


ANNUAL REPORT 2003                      6

          "CONTINUED STRONG CHINESE CONSUMPTION, IN CONJUNCTION WITH INCREASING DEMAND IN THE REST OF THE WORLD, HAS IMPROVED BOTH MARKET FUNDAMENTALS AND SENTIMENT. ALTHOUGH ZINC METAL INVENTORIES REMAIN RELATIVELY HIGH, THEY HAVE BEGUN TO DECLINE AND APPEAR TO BE FOLLOWING THE TRENDS OF OTHER BASE METALS, INCLUDING COPPER AND LEAD."




     Total debt was substantially lower at the end of 2003 at $25.8 million compared with $78.7 million at the end of 2002. During 2003, US$17.1 million was repaid against the Non-Revolving Facility and the Supplementary Term Facility, (combined as the "Non-Revolving Facility"). The revolver component of the Credit Facility (the "Revolver") was paid down from US$16.0 million to US$5.0 million, and the stronger Canadian dollar reduced the carrying value of the balance of the US dollar denominated debt.

     The Company's Credit Facility, which was repayable in full on January 2, 2004, was renegotiated in November 2003. Under this amended agreement the term of the Non-Revolving Facility was extended to January 2, 2009 and requires 54 equal monthly principal payments starting in July 2004. The Revolver was extended to January 2, 2005 and is subject to annual review. The amount available under the Revolver was reduced from US$30.0 million to US$25.0 million.

     On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37.3 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The Company used $16.0 million of the proceeds to retire the Non-Revolving Facility, $16.4 million of the proceeds will be used to start the development of the Langlois mine and the balance for working capital and general corporate purposes.

Use of Proceeds ($ millions)
-------------------------------------------------
Bank Debt Repayment                          16.0
Langlois Development                         16.4
Working Capital and General
  Corporate Purposes                          4.9
-------------------------------------------------
Net Proceeds                                 37.3

     On February 16, 2004, the Company signed a letter of intent with Boliden AB to purchase all the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"). BWCL is the owner of the Myra Falls mine in British Columbia. The acquisition of BWCL will be exclusive of the Premier Gold property and certain other assets and liabilities. The general terms of the proposed acquisition include the Company issuing 18 million Common Shares and 5 million warrants, exercisable at $1.00 per Common Share until January 28, 2009. Subject to final due diligence, the acquisition is expected to close early in the second quarter of 2004.

     The Myra Falls mine produces zinc and copper concentrates containing significant gold and silver as well as a gold-bearing gravity concentrate. The operation consists of a 1.25 million tonne per annum underground mine and processing facility, and associated infrastructure including a storage and load out terminal in the community of Campbell River, BC. In 2003, Myra Falls produced 57,400 tonnes of zinc, 10,700 tonnes of copper, 27,300 ounces of gold and 720,900 ounces of silver.

     OUTLOOK

     The Company's earnings and cash flow have historically, in a very large part, been determined by the zinc metal price. However, with the planned acquisition of BWCL and its principal asset, the Myra Falls mine, sales revenue from copper, gold and silver will be a higher percentage of Gross sales revenue and lessen our dependence on one metal.

     While the past three years have been challenging due to depressed metal prices, the commodity markets turned for the better during the last few months of 2003 and are forecast to be very strong for 2004 and onward. Continued strong Chinese consumption, in conjunction with increasing demand in the rest of the world, has improved both market fundamentals and sentiment. Although zinc metal inventories remain relatively high, they have begun to decline and appear to be following the trends of other base metals, including copper and lead.

     As a result of the improved metals markets and two successful financings, the Company can now return to a growth mode. The injection of new equity allowed the Company to retire its Non-Revolving Facility and add working capital and, combined with the improved metal prices, should support the improved financial performance of the Company and underpin its ability to grow.

     Looking ahead, the Company has several opportunities for currently owned projects. These include the completion of the expansion at the El Toqui mine and the reopening of the Langlois mine


RENEWED COMMITMENT TO GROWTH            7              BREAKWATER RESOURCES LTD.

which will replace the declining production due to the expected closure of the Bouchard-Hebert and Bougrine mines in 2005. The Company also plans to expand its exploration programs in and around all of its mines, and pursue an industrial mineral opportunity in Tunisia. In terms of acquisitions, the Company is working toward the prompt finalization of the purchase of BWCL and its Myra Falls mine and continues to pursue additional opportunities in the base metal sector.

     It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top ten global zinc concentrate producers, and the base metal sector in general.

     SELECTED ANNUAL INFORMATION

     The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The reporting currency is Canadian dollars.


SELECTED FINANCIAL DATA

OPERATIONS


Years ended December 31,                                     2003          2002          2001
---------------------------------------------------------------------------------------------
($000's except for per share numbers, ratios and weights)
---------------------------------------------------------------------------------------------
Tonnes of Concentrate Sold (Zinc, Copper and Lead)        378,164       523,330       505,521
Gross Sales Revenue                                       207,591       305,354       304,037
Treatment and Marketing Costs                              83,581       136,738       142,236
Net Sales Revenue                                         124,010       168,616       161,801
Total Operating Costs                                     129,631       178,112       185,293
Loss from Mining Activities                                (5,621)       (9,496)      (23,492)
Net Earnings (Loss)                                         7,118       (19,887)     (111,058)
Earnings (Loss) per Common Share                             0.03         (0.12)        (0.92)
Diluted Earnings per Common Share                            0.03           N/A           N/A
Cash Provided by (used for) Operating Activities(1)        14,708         8,647        (9,361)
Capital Expenditures                                       10,621        10,971        21,662
Weighted-Average Number of Common Shares Outstanding
  After Bonus Element                                     211,411       169,074       120,166

Number of Common Shares Outstanding                       285,790       193,281        93,848

(1)  Before changes in non-cash working capital items.


BALANCE SHEET

As at December 31,                                           2003          2002          2001
---------------------------------------------------------------------------------------------
Working Capital                                            36,147        22,284         5,048
Total Assets                                              175,635       223,380       251,569
Total Debt                                                 25,846        78,665        80,406
Total Long-Term Liabilities                                29,889        62,957        62,084
Shareholders' Equity (Net Assets)                         113,699        95,596        98,576
Net Debt to Net Debt plus Equity                              15%           43%           44%
Book Value per Common Share                                  0.40          0.49          1.05
Capital Stock                                             287,743       257,759       239,214
Cash Dividends per Common Share                              0.00          0.00          0.00


ANNUAL REPORT 2003                      8

          " AS A RESULT OF THE IMPROVED METALS MARKETS AND TWO SUCCESSFUL FINANCINGS, THE COMPANY CAN NOW RETURN TO A GROWTH MODE. THE INJECTION OF NEW EQUITY ALLOWED THE COMPANY TO RETIRE ITS NON-REVOLVING FACILITY AND ADD WORKING CAPITAL AND, COMBINED WITH THE IMPROVED METAL PRICES, SHOULD SUPPORT THE IMPROVED FINANCIAL PERFORMANCE OF THE COMPANY AND UNDERPIN ITS ABILITY TO GROW."




     SENSITIVITY TO METAL PRICES

     The Company's earnings, cash flows and common share price are highly sensitive to the price of zinc. The following table sets forth the average LME cash prices for zinc, copper and lead, the London PM fix for gold and silver, and the US$/C$ exchange rates for 2003, 2002 and 2001.

                            2003         2002       2001
--------------------------------------------------------
Zinc (US$/pound)            0.38         0.35       0.40
Lead (US$/pound)            0.23         0.21       0.22
Copper (US$/pound)          0.81         0.71       0.72
Gold (US$/ounce)             364          310        271
Silver (US$/ounce)          4.88         4.60       4.37
Exchange rate
  (US$1.00/Cdn$)
  yearly average          1.4004       1.5701     1.5490

     The following table illustrates the sensitivity of earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2004, and on a US$/C$ exchange rate of $0.75/$1.00.

                                  SENSITIVITIES
                                (Cdn$ thousands)
-----------------------------------------------
Zinc (US$0.01/pound)                      3,010
Lead (US$0.01/pound)                        315
Copper (US$0.01/pound)                       72
Silver (US$0.10/ounce)                      174
Gold (US$10.00/ounce)                       436
Exchange rate (US$0.01/Cdn$)*               763

* When the Canadian dollar weakens against the US dollar earnings would increase.

     SENSITIVITY TO SMELTER TREATMENT CHARGES

     The Company sells zinc, lead and copper concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead and copper concentrates. Treatment charges vary according to the world demand for concentrates. In 2004, there should continue to be downward pressure on zinc concentrate treatment charges as the world zinc smelting capacity continues to exceed mine production. It is expected that the overall demand for zinc concentrates should remain strong in 2004.

     The following table outlines the sensitivity to changes in the average treatment charges based on production estimates for 2004 and is based on a US$/C$ exchange rate of $0.75/$1.00.

                                  SENSITIVITIES
                                (Cdn$ thousands)
-----------------------------------------------
Zinc concentrate (US$5.00 per tonne)      1,973
Lead concentrate (US$5.00 per tonne)        154
Copper concentrate
  (TC US$10.00 per tonne,
  RC US$0.01 per pound)                     313


RENEWED COMMITMENT TO GROWTH            9              BREAKWATER RESOURCES LTD.

STATEMENT OF OPERATIONS REVIEW
- 2003 AND 2002

     GROSS SALES REVENUE

     Sales of zinc, lead and copper concentrate decreased by 28 percent in 2003 from 2002 (378,164 tonnes compared with 523,330 tonnes).

SALES BY METAL IN CONCENTRATE       2003       2002
---------------------------------------------------
Zinc - tonnes                    149,850    206,631
Lead - tonnes                     11,533     17,977
Copper - tonnes                    3,909      5,447
Gold - ounces                     22,952     25,364
Silver - ounces                1,328,903  2,226,474

     Gross sales revenue decreased by $97.8 million due to less concentrate available for sale, mainly resulting from the closure of the Nanisivik mine in September 2002, ($75.3 million) and the stronger Canadian dollar ($22.5 million).

GROSS SALES REVENUE BY METAL       2003        2002
($ thousands)
---------------------------------------------------
Zinc (US)                       120,547     160,223
Lead (US)                         5,403       8,397
Copper (US)                       6,905       8,688
Gold (US)                         8,109       7,781
Silver (US)                       6,106       10,111
---------------------------------------------------
Total Gross sales revenue (US)  147,070     195,200
Realized exchange rate           1.4115      1.5643
---------------------------------------------------
Total Gross sales revenue (Cdn) 207,591     305,354

     The Company periodically hedges against fluctuations in metal prices and foreign exchange with the use of various financial instruments (forward sales or options). At the end of 2003, the mark-to-market of the liability inherent in these instruments was $0.3 million compared with $0.7 million in 2002. These amounts are included in Gross sales revenue.

     NET REVENUE

     Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, decreased by 26 percent to $124.0 million in 2003 from $168.6 million in 2002. Treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs decreased by 39 percent to $83.6 million in 2003 from $136.7 million in 2002. Treatment charges, shipping and marketing expenses were $220 per tonne of concentrate sold in 2003 compared with $263 per tonne in 2002. This improvement was due to the tightness of the zinc concentrate market globally, which allowed the Company to secure lower smelter treatment charges, and the stronger Canadian dollar, as these costs are denominated in US dollars.

     OPERATING COSTS

     Direct operating costs were $103.2 million in 2003 compared with $147.7 million in 2002, 30 percent lower. Concentrate sold in 2003 was 378,164 tonnes compared with 523,330 tonnes in 2002 due primarily to the closure of the Nanisivik mine in 2002.

DIRECT OPERATING COSTS ($ millions)  2003      2002
---------------------------------------------------
Bouchard-Hebert                      38.9      36.9
Nanisivik                             5.9      34.5
Bougrine                             17.9      22.9
El Mochito                           23.9      34.2
El Toqui                             16.6      19.2
---------------------------------------------------
Total                               103.2     147.7

     The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.32 at an average LME zinc price of US$0.38 in 2003. This compares with US$0.32 at an average LME zinc price of US$0.35 in 2002.

     (See non-GAAP reconciliation of the total cash cost per pound of payable zinc below).


ANNUAL REPORT 2003                      10

          "IN 2004, THERE SHOULD CONTINUE TO BE DOWNWARD PRESSURE ON ZINC CONCENTRATE TREATMENT CHARGES AS THE WORLD ZINC SMELTING CAPACITY CONTINUES TO EXCEED MINE PRODUCTION. IT IS EXPECTED THAT THE OVERALL DEMAND FOR ZINC CONCENTRATES SHOULD REMAIN STRONG IN 2004."




NON GAAP RECONCILIATIONS

NON GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE ZINC TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            2003           2002
------------------------------------------------------------------------------------------------
By-Product Credit ($ millions)
  Gross sales revenue per financial statements                             207.6          305.4
  Less zinc sales revenue                                                 (162.4)        (224.1)
  Inventory adjustment                                                      (1.6)         (32.9)
------------------------------------------------------------------------------------------------
                                                                            43.6           48.4

Treatments Charges ($ millions)
  Per financial statements                                                  83.6          136.7
  Inventory adjustment                                                      (5.8)         (16.6)
------------------------------------------------------------------------------------------------
                                                                            77.8          120.1

Direct operating costs ($ millions)
  Per financial statements                                                 103.2          147.7
  Inventory adjustment                                                      (0.7)         (16.3)
------------------------------------------------------------------------------------------------
                                                                           102.5          131.4
------------------------------------------------------------------------------------------------
Total Cash Costs - Canadian ($ millions)                                   136.7          203.1
Exchange rate C$/US$                                                      1.4004         1.5701
Total Cash Costs - US ($ millions)                                          97.6          129.4
Zinc pounds produced (millions)                                            307.4          405.5
Total Cash Costs per pound of payable zinc (US$)                             0.32           0.32

     RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED
     TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          2003           2002
------------------------------------------------------------------------------------------------
Direct operating costs ($ millions)
  Per financial statements                                                 103.2          147.7
  Inventory adjustment                                                      (0.7)         (16.3)
Minesite Operating Cash Costs - Canadian ($ millions)                      102.5          131.4
------------------------------------------------------------------------------------------------
Exchange rate C$/US$                                                      1.4004         1.5701
------------------------------------------------------------------------------------------------
Minesite Operating Cash Costs - US ($ millions)                             73.2           83.7
Tonnes milled (millions)                                                     2.6            3.1
Minesite Operating Cash Costs per tonne milled (US$)                        28.31          27.18

     Total Cash Costs per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating expenses as determined under generally accepted accounting principles. These measures intend to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.


RENEWED COMMITMENT TO GROWTH            11             BREAKWATER RESOURCES LTD.

     OTHER (INCOME) EXPENSES

     Other (Income) Expenses, was an income of $3.8 million in 2003 compared with an expense of $9.7 million in 2002. General and administrative expenses decreased by $1.1 million due to lower capital taxes, lower general office expenses and a one-time compensation expense of $0.6 million incurred in 2002. Interest and financing expense decreased by $1.4 million due to the reduction in debt during the year and a lower average LIBOR rate of 1.17 percent in 2003 compared with 1.80 percent in 2002. The foreign exchange gain resulting from having debt denominated in US dollars increased to $11.6 million in 2003 from $0.7 million in 2002. The carrying value of the US dollar debt is measured at the end of each period. In 2003, the Canadian dollar strengthened significantly against the US dollar from 1.5926 at the end of 2002 to 1.2924 at the end of 2003. A total of $4.4 million of the foreign exchange gain was realized when US$5.0 million and US$12.1 million of the Non-Revolving Facility were repaid in July 2003 and December 2003 respectively.

OTHER (INCOME) EXPENSES ($ millions)     2003      2002
-------------------------------------------------------
General and administrative                5.1       6.2
Interest and financing                    3.3       4.8
Investment and other income              (0.6)     (0.6)
Foreign exchange (gain) on
  US dollar denominated debt            (11.6)     (0.7)
-------------------------------------------------------
TOTAL OTHER (INCOME) EXPENSES            (3.8)      9.7

Write-down of mineral property
  and fixed assets                        0.3       0.0
Other non-producing property
  (income) costs                         (8.4)      0.9
Income and mining taxes (recovery)       (0.8)     (0.2)
-------------------------------------------------------
TOTAL (INCOME) EXPENSE                  (12.7)     10.4

     OTHER NON-PRODUCING PROPERTY (INCOME) COSTS

     The activities related to Other non-producing properties generated income of $8.4 million in 2003, primarily as a result of the sale of the Lapa properties in June for $10.6 million. This compares with a cost in 2002 of $0.9 million. Other non-producing property (income) costs include care and maintenance costs for the Caribou, Langlois and Nanisivik properties, exploration costs and revenues received from optioned or sold properties.

     CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS) - 2003 AND 2002

     Cash Provided from Operating Activities (before changes in non-cash working capital items) was $14.7 million in 2003 compared with $8.6 million in 2002.

($ millions)                             2003      2002
-------------------------------------------------------
Loss from mining activities               5.6       9.5
Other (income) expenses                  (3.8)      9.7
Other non-producing property
  (income) costs*                        (8.4)      0.9
Income and mining taxes (recovery)       (0.8)     (0.2)
-------------------------------------------------------
Earnings (loss) before asset
  valuation adjustments                   7.4     (19.9)
Write-down of properties                  0.3       0.0
-------------------------------------------------------
Net earnings (loss)                       7.1     (19.9)
Reclamation expenditures                 (4.6)     (5.1)
Non-cash expenses                        12.2      33.6
-------------------------------------------------------
Cash Provided from Operating
  Activities (before changes in
  non-cash working capital items)        14.7       8.6

* Other non-producing property (income) costs include the proceeds from the sale of the Lapa properties in 2003.


ANNUAL REPORT 2003                      12

          "THE CURRENT WORKING CAPITAL POSITION AND THE EXPECTED CASH FLOWS FROM OPERATIONS AT THE CURRENT METAL PRICES AND FOREIGN EXCHANGE RATES WILL BE SUFFICIENT TO FUND ALL DEBT OBLIGATIONS AND PLANNED CAPITAL EXPENDITURES IN 2004."




     LIQUIDITY AND FINANCIAL POSITION REVIEW

     WORKING CAPITAL

     Cash and cash equivalents were $6.4 million at the end of 2003, the same as at the end of 2002. This amount represents the normal working cash balance, which is maintained by varying the amount drawn under the Revolver. Working capital at the end of 2003 was $36.1 million compared with $22.3 million at the end of 2002. The improvement in working capital was directly related to improved Cash Provided from Operating Activities ($17.9 million), the completion of the Common Share issue in November for net proceeds of ($28.0 million) and the funds received ($10.6 million) from the sale of the Lapa properties.

     The current working capital position and the expected cash flows from operations at the current metal prices and foreign exchange rates will be sufficient to fund all debt obligations and planned capital expenditures in 2004. Tables earlier in this section show the approximate sensitivity of the Company's earnings and cash flows to variations in metal prices, the US/Canadian dollar exchange rate and treatment charges, based on current plans for 2004 and assuming the changes were to remain in effect for the full year. Capital expenditures were $10.6 million in 2003 compared with $11.0 million in 2002. For 2004 capital expenditures are forecast to be $15.4 million.

     CURRENT ASSETS

     Current assets decreased to $68.2 million in 2003 from $87.1 million at the end of 2002. The largest component of the reduction came from reduced Accounts receivable - concentrate ($9.6 million). This was due to the closure of the Nanisivik mine, the timing of the shipments of concentrate from the various mine sites and the effect of the stronger Canadian dollar on the US dollar based amounts. The closure of the Nanisivik mine and the effect of the stronger Canadian dollar also contributed to reduce Supplies inventory by $5.2 million. It is expected that a future tax asset of $1.2 million will be realized in 2004.

     CURRENT LIABILITIES

     Current liabilities decreased to $32.0 million at the end of 2003, from $64.8 million at the end of 2002. Of this decrease, Accounts payable and accrued liabilities and Short-term debt including current portion of long-term debt were lower by $6.1 million and $19.9 million respectively. Provisional payments for concentrate inventory shipped but not priced decreased by $6.6 million. These provisional payments represent contractual payments from customers for concentrates shipped but not yet recognized as sales pending pricing.

     LONG-TERM LIABILITIES

     A Deferred Royalty of $1.3 million was setup in 2003 for the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June. This amount will be taken into revenue when the royalty is earned as per the sale agreement.

     Long-term debt at the end of 2003 was $15.5 million compared with $48.4 million at the end of 2002. The reduction reflects the repayments of US$5.0 million ($6.9 million) and US$12.1 million ($15.7 million) in July and December respectively, the reclassification of a portion of the Non-Revolving Facility ($1.7 million) to current liabilities and the balance due to the effect of the stronger Canadian dollar when translating US dollar denominated debt.

     Reclamation and closure cost accruals decreased by $1.6 million in 2003 due to $2.5 million of actual expenditures at the Nanisivik mine partially offset by additional accruals set up for the other mines.


RENEWED COMMITMENT TO GROWTH            13             BREAKWATER RESOURCES LTD.

     DEBT

     As at December 31, 2003, the Company's total borrowings were $25.8 million, down 67 percent from the $78.7 million at the end of 2002. Of the total debt, the Credit Facility included:

     1. US$12.1 million, the balance of the Non-Revolving Facility, (US$29.1 million at December 31, 2002); and

     2.   US$5.0 million, drawn from the Revolver (US$16.0 million at December
          2002). The Revolver can be drawn as required based upon approximately 90 percent of the value of accounts receivable and 75 to 90 percent of concentrate inventory value at any time depending on the inventory's location.

     The Credit Facility was repayable in full on January 2, 2004. In November of 2003, the Company renegotiated the terms of the Credit Facility. The new terms extended the due date of the Non-Revolving Facility to January 2, 2009, with 54 equal monthly principal payments starting in July 2004. As part of the extension, the Revolver was extended to January 2, 2005, and is subject to annual renewal. The Revolver cap was reduced to US$25.0 million from US$30.0 million.

     Interest rates remained unchanged.

     The Non-Revolving Facility was repaid in full in late January 2004.

     In addition to the above Credit Facility, the Company had miscellaneous unsecured debt totalling $3.8 million at the end of 2003 compared with $7.5 million at the end of 2002. Of this amount, $0.6 million was in the form of a prepayment for zinc concentrates by a customer of the Company ($3.2 million at the end of 2002) which is to be settled in the first quarter of 2004 and $1.0 million associated with previous financing activities owed to Dundee Securities Corporation (unchanged from 2002) which was paid in February 2004.

     SOURCES AND USES OF CASH

     The net cash received from investing activities in 2003 was $1.3 million and composed of the following:

     o    $10.6 million received for the sale of the Lapa properties,

     o $1.3 million on the return of cash deposits for future reclamation (replaced with Letters of Credit),

     o $10.6 million used for capital expenditures at the mine sites of which principal expenditures were $5.7 million for El Toqui's mill expansion and $2.6 million at El Mochito for environmental engineering and mine development.

     FINANCIAL CAPABILITY

     With its existing credit availability and working capital, the Company is well positioned to carry out its operating, capital and acquisition program as presently contemplated.

     EQUITY

     During 2003, the Company issued 92.5 million Common Shares for net proceeds of $30.0 million compared with 99.4 million Common Shares for net proceeds of $18.5 million in 2002. The majority of the 2003 proceeds ($28.0 million) were received for the issuance of 85.8 million Common Shares in November pursuant to a subscription receipt offer in October. These funds were used to repay US$12.1 million of the Company's Non-Revolving Facility with the balance to be used for working capital. The majority of the 2002 net proceeds ($17.6 million) was raised pursuant to a rights offering in May for 94.5 million Common Shares, these funds were used for working capital. At the end of 2003, the Company had issued and outstanding Common Shares of approximately 285.8 million compared with 193.3 million at the end of 2002.

     Shareholders' equity as at December 31, 2003, was $113.7 million compared with $95.6 million as at December 31, 2002, reflecting a net profit of $7.1 million for 2003 plus $30.0 million of proceeds from the issue of Common Shares during the year offset by a reduction in Cumulative translation adjustments of $18.4 million.


ANNUAL REPORT 2003                      14

          "THE MAJORITY OF THE 2003 PROCEEDS ($28.0 MILLION) WERE RECEIVED FOR THE ISSUANCE OF 85.8 MILLION COMMON SHARES IN NOVEMBER PURSUANT TO A SUBSCRIPTION RECEIPT OFFER IN OCTOBER. THESE FUNDS WERE USED TO REPAY US$12.1 MILLION OF THE COMPANY'S NON-REVOLVING FACILITY WITH THE BALANCE TO BE USED FOR WORKING CAPITAL."

OPERATING REVIEW - 2003 AND 2002

     The following table summarizes financial results for each of the Company's operating mines. Although Nanisivik closed in September of 2002, sales continued into 2003.

                                              Contribution (Loss)                                    Capital
                        Gross Revenue      From Mining Activities(1)     Non-cash Costs(2)         Expenditures
($ millions)           2003        2002         2003      2002            2003       2002       2003         2002
-----------------------------------------------------------------------------------------------------------------
Bouchard-Hebert        75.7        81.9          0.2       3.0            10.1        9.7        0.0          1.7
Bougrine               33.3        40.9         (6.5)     (8.5)            8.8        8.1        0.6          2.0
El Mochito             53.9        69.5          3.9      (2.9)            4.7        6.8        2.6          2.3
El Toqui               34.3        44.1         (1.5)      0.6             2.3        2.6        5.7          2.9
Nanisivik              11.5        69.0         (0.2)     (1.6)            0.0        3.2        0.0          0.0
Langlois                0.0         0.0          0.0       0.0             0.0        0.0        1.7          0.9
Unallocated            (1.1)(3)     0.0         (1.5)     (0.1)            0.4        0.0        0.0          1.2
-----------------------------------------------------------------------------------------------------------------
Total                 207.6       305.4         (5.6)     (9.5)           26.3       30.4       10.6         11.0

(1)  After non-cash costs.
(2)  Depreciation, depletion and reclamation costs.
(3)  Net realised from metal hedging activity.


     PRODUCTION STATISTICS

     Production for the years ended December 31, 2003 and 2002 is shown in the tables below.

     Production of zinc in concentrate in 2003 decreased by 24 percent from 2002 due to the closure of the Nanisivik mine in September 2002. Production of zinc in concentrate at the four mines operating in 2003 was only 1 percent lower than 2002 levels (364.7 million pounds compared with 368.6 million pounds).

ZINC PRODUCTION                    2003            2002
(million pounds of zinc contained in concentrate)
-------------------------------------------------------
Bouchard-Hebert                   118.7           112.9
Bougrine                           77.1            74.3
El Mochito                         96.5           102.2
El Toqui                           72.4            79.2
Nanisivik                             0           109.1
-------------------------------------------------------
Total zinc production             364.7           477.7


ALL MINES                          2003(1)         2002(2)
-------------------------------------------------------
Ore Milled (tonnes)           2,586,180       3,077,811
  Zinc (%)                          7.2             7.8
Concentrate Production
  Zinc (tonnes)                 310,337         403,661
  Copper (tonnes)                23,781          37,680
  Lead (tonnes)                  20,220          18,747
  Gold (tonnes)                   2,575           5,424
Metal in Concentrates
  Zinc (tonnes)                 165,422         216,663
  Copper (tonnes)                 3,710           6,055
  Lead (tonnes)                  13,516          12,693
  Silver (ounces)             2,225,728       2,957,221
  Gold (ounces)                  26,220          24,804
Minesite Operating Cash Costs
  Per tonne milled (US$)          28.31           27.18
Total Cash Costs
  Per pound payable zinc (US$)     0.32            0.32


(1) 2003 includes production from Bouchard-Hebert, Bougrine, El Mochito and El Toqui.
(2) 2002 includes production from Bouchard-Hebert, Bougrine, El Mochito, El Toqui and Nanisivik.


RENEWED COMMITMENT TO GROWTH            15             BREAKWATER RESOURCES LTD.

     BOUCHARD-HEBERT MINE

     Production of zinc metal in concentrate at Bouchard-Hebert increased by 5 percent in 2003 from 2002 due to record milled tonnage, improved zinc recovery and an improved zinc concentrate grade. The copper metal in concentrate was lower than in 2002 due to mining in the upper portions of the deposit where copper grades were lower. The copper recovery and concentrate grade were lower in 2003 than 2002 due to the decreased copper head grade resulting in a 39 percent reduction of copper in concentrate in 2003 compared with 2002.

                                       Year Ended
                                      December 31,

PRODUCTION STATISTICS                2003          2002
-------------------------------------------------------
Ore Milled (tonnes)             1,082,833     1,050,009
  Zinc (%)                            5.6           5.6
  Copper (%)                          0.4           0.7
  Silver (grams/tonne)                 36            39
  Gold (grams/tonne)                  1.2           1.2
Concentrate Production
  Zinc (tonnes)                    98,149        94,914
    Recovery (%)                     89.5          87.6
    Grade (%)                        54.9          53.9
  Copper (tonnes)                  23,781        37,680
    Recovery (%)                     80.4          85.2
    Grade (%)                        15.6          16.1
Metal in Concentrates
  Zinc (tonnes)                    53,844        51,197
  Copper (tonnes)                   3,710         6,055
  Silver (ounces)                 361,568       446,755
 Gold (ounces)                     23,686        20,122
Minesite Operating Cash Costs
  Per tonne milled (Cdn$)           34.80         34.99
Total Cash Costs
  Per pound of payable zinc (US$)    0.30          0.28


     BOUCHARD-HEBERT MINE OUTLOOK

     The tonnes to be processed in 2004 are forecast to drop modestly from 2003 (1.025 million from 1.082 million); however, the zinc head grade is expected to increase by 11 percent, while the copper head grade is expected to remain constant year over year. Production of zinc metal in concentrate is planned to increase in 2004, while copper, gold and silver will be slightly lower. These grade forecasts are consistent with the mining sequences in the life-of-mine plan.

     In line with the life-of-mine plan is the expected closure of the mine near the end of the first quarter 2005. As a result of the pending closure, there were no capital expenditures in 2003 compared with $1.7 million in 2002 and there will be no capital expenditures required in 2004. Preliminary reclamation work will begin in the fourth quarter of 2004.

     The Company will continue its diamond-drilling program on two known anomalies in close proximity to the mine and will carry out geophysics and other exploration activities in the area of the mine. The current program is focussed on the targets with the greatest potential to be a future source of mill feed through the existing mine infrastructure. If the Company is successful in its efforts this could extend the life of the mine but it will not prevent a temporary closure due to the time requirements to develop a zone, if found.


ANNUAL REPORT 2003                      16

          "PRODUCTION OF ZINC METAL IN CONCENTRATE AT BOUCHARD-HEBERT INCREASED BY 5 PERCENT IN 2003 FROM 2002 DUE TO RECORD MILLED TONNAGE, IMPROVED ZINC RECOVERY AND AN IMPROVED ZINC CONCENTRATE GRADE."




     BOUGRINE MINE

     The tonnes milled at Bougrine decreased in 2003 from 2002 due to a change in the shift schedules of the milling operations. In the third quarter of 2003, milling operations were rescheduled to five days per week to allow for the surface stockpiling of ore in order to blend the feed to the mill. The purpose of blending the mill feed is to ensure maximum metallurgical recovery. The zinc head grade increased in 2003 as a result of correcting ground control conditions experienced in 2002, which correction resulted in an improved supply of mill feed from the higher-grade F-3 zone. As a result, production of zinc metal in concentrate increased by 4 percent. Lead grades and lead metal in concentrate remained unchanged between 2003 and 2002.

                                       Year Ended
                                      December 31,

PRODUCTION STATISTICS                2003          2002
-------------------------------------------------------
Ore Milled (tonnes)               410,961       423,414
  Zinc (%)                           10.4           9.7
  Lead (%)                            1.5           1.5
Concentrate Production
  Zinc (tonnes)                    64,036        61,656
    Recovery (%)                     81.8          81.8
    Grade (%)                        54.6          54.7
  Lead (tonnes)                     6,900         6,859
    Recovery (%)                     74.7          75.1
    Grade (%)                        65.2          66.6
Metal in Concentrates
  Zinc (tonnes)                    34,964        33,706
  Lead (tonnes)                     4,502         4,565
Minesite Operating Cash Costs
  Per tonne milled (US$)            35.81         32.19
Total Cash Costs
  Per pound payable zinc (US$)       0.35          0.36


     BOUGRINE MINE OUTLOOK

     While the zinc head grade will remain the same in 2004 as in 2003, the tonnes to be processed are estimated to be 375,800 compared with 411,000 in 2003, a 9 percent reduction. The zinc metal contained in concentrate will drop accordingly. However, the lead head grade is expected to increase in 2004 and will result in an increase of approximately 10 percent of lead metal contained in concentrate.

     Capital expenditures were 70 percent lower in 2003 than 2002 at $0.6 million. No further capital expenditures are anticipated at the mine because the F-2 and F-3 ore zones, the primary sources of mill feed at Bougrine, are expected to be depleted by the end of the second quarter of 2005. The Company is, however, presently drilling on the Bou Khil property 38 road kilometres from the Bougrine mill, where zinc and lead resources of approximately 0.5 million tonnes have been identified. The Company expects to determine the worthiness of these resources as a mill feed source by the end of the third quarter of 2004. In addition, the Company is exploring the possibility of converting the Bougrine mill to a cement mill grinding plant, producing a finished product. Cement clinker would be purchased from a local cement plant in the area and crushed, ground and the final cement product bagged in the Bougrine mill. It is anticipated that the Bougrine mill, after a suitable conversion, could produce up to 500,000 tonnes of cement annually with the finished product transported by rail to the Company's storage building at the Port of Rades near Tunis and, from there, shipped to customers in the Mediterranean area. A full feasibility is planned for completion by early in the third quarter of 2004.


RENEWED COMMITMENT TO GROWTH            16             BREAKWATER RESOURCES LTD.

     EL MOCHITO MINE

     Production of zinc metal in concentrate at El Mochito decreased by 5 percent in 2003 compared with 2002 as a result of lower ore production and grades. The lead metal in concentrate production increased by 11 percent over the same period in 2002 due to the increased head grade.


                                       Year Ended
                                      December 31,

PRODUCTION STATISTICS                2003          2002
-------------------------------------------------------
Ore Milled (tonnes)               652,085       663,385
  Zinc (%)                            7.3           7.5
  Lead (%)                            1.7           1.5
  Silver (grams/tonne)                 87            90
Concentrate Production
  Zinc (tonnes)                    84,045        88,697
    Recovery (%)                     92.0          93.0
    Grade (%)                        52.1          52.2
  Lead (tonnes)                    13,320        11,888
    Recovery (%)                     81.9          80.6
    Grade (%)                        67.7          68.4
Metal in Concentrates
  Zinc (tonnes)                    43,766        46,339
  Lead (tonnes)                     9,014         8,128
  Silver (ounces)               1,638,465     1,700,034
Minesite Operating Cash Costs
  Per tonne milled (US$)            29.96         28.40
Total Cash Costs
  Per pound payable zinc (US$)       0.29          0.32


     EL MOCHITO MINE OUTLOOK

     For 2004, the zinc head grade is expected to drop slightly, while the lead and silver head grades will remain about the same as in 2003. The tonnes to be processed will be the same as in 2003 resulting in a drop in the zinc metal contained in concentrate.

     Capital expenditures for 2004 will be US$3.7 million (up substantially from US$1.8 million spent in 2003). The primary focus will be on mine equipment, mine development and exploration, and preliminary work on a new tailings' disposal site. The Company has launched an accelerated development and exploration program on several promising in-mine targets to increase reserves and resources. As well, a cost improving mine-pumping plan will be implemented.

     EL TOQUI MINE

     The milled tonnage at El Toqui increased due to improved operating efficiencies in the new plant. The 2003 milled tonnage was a new record for the operation. As well, a new crushing plant, which was commissioned in July 2003, aided in improving the delivery of crushed material to the grinding plant. Zinc and gold head grades in 2003 were lower than in 2002 resulting in an 8 percent decrease in zinc production and a 46 percent decrease in gold production.

     The gold grades were lower due to a delay in reaching the high-grade Aserradero area caused by water inflow. The matter was rectified by the end of 2003 and gold grades are expected to be higher in 2004. Metallurgical improvements initiated in 2002 continued with both the zinc recovery and concentrate grade being at record levels in 2003.

     Capital expenditures were $5.7 million in 2003, 97 percent higher than 2002 expenditures with the majority spent on the mill expansion.

                                       Year Ended
                                      December 31,

PRODUCTION STATISTICS                2003          2002
-------------------------------------------------------
Ore Milled (tonnes)               440,301       424,459
  Zinc (%)                            8.1           9.2
  Gold (grams/tonne)                  0.3           0.7
Concentrate Production
  Zinc (tonnes)                    64,107        70,752
    Recovery (%)                     92.5          92.1
    Grade (%)                        51.2          50.8
  Gold (tonnes)                     2,575         5,424
    Recovery (%)                     31.8          49.9
    Grade (grams/tonne)              17.7          26.9
Metal in Concentrates
  Zinc (tonnes)                    32,848        35,907
  Gold (ounces)                     2,534         4,682
  Silver (ounces)                 225,695       282,383
Minesite Operating Cash Costs
  Per tonne milled (US$)            27.38         26.04
Total Cash Costs
  Per pound payable zinc (US$)       0.36          0.32


ANNUAL REPORT 2003                      18

          "IN JULY 2003, THE NEW CRUSHING PLANT INSTALLATION WAS COMPLETED AND THE CORRESPONDING EXPANSIONS IN THE GRINDING, DE-WATERING AND TAILS HANDLING CIRCUITS ARE EXPECTED TO BE COMPLETE BY JUNE OF 2004. ONCE COMPLETE, THE ANNUAL PROCESSING CAPACITY WILL BE INCREASED TO 550,000 TONNES FROM 440,000 TONNES."




     EL TOQUI MINE OUTLOOK

     Improvements in operating efficiencies at El Toqui have been ongoing, as has the expansion of the milling facilities. In July 2003, the new crushing plant installation was completed and the corresponding expansions in the grinding, de-watering and tails handling circuits are expected to be complete by June of 2004. Once complete, the annual processing capacity will be increased to 550,000 tonnes from 440,000 tonnes. Nonetheless, in 2004 only a modest increase in mill throughput is expected due to allowances for commissioning the new systems and ramping up to the increased tonnage level. While the zinc metal contained in concentrate will not change appreciably in 2004 from 2003, gold output will increase as mining activities move into the gold-rich Aserradero zone. During 2004 the gold output is expected to increase to 20,000 ounces compared with 2,500 ounces in 2003.

     With the resurgence of the zinc price in late 2003 the Company placed a renewed emphasis on exploration in the mineral-rich Toqui District and will be quite aggressive in 2004, unlike in the past three years. New targets identified following extensive geochem surveys over the past few years will be explored by way of diamond-drilling. These targets are all within the overall area known to host zinc mineralization at El Toqui, which is an area about 4.5 by 3.5 kilometres. As a result of increased exploration and development, capital expenditures in these two categories will be US$2.7 million compared with US$1.3 million in 2003.

     LANGLOIS

     The Langlois mine was placed on care and maintenance in November 2000 pending the resolution of an ore pass problem and an improvement in the price of zinc. A feasibility study to reopen the Langlois mine including a technical resolution for the ore pass was completed by SRK in August 2001 (the "2001 SRK Report"), following an extensive drilling program of Zone 97.

     In April 2003, the Company completed an in-fill drill program of 28 holes (11,511 metres) to further delineate and upgrade mineral resources to mineral reserves in Zone 97 at the Langlois mine. The results of the in-fill drill program show a 25 percent increase in mineral reserves, which added a further year's production to the expected life of the Langlois mine. In total, the mineral reserves for Zone 97 increased by 419,600 tonnes at a grade of 8.1 percent zinc, 1.7 percent copper, 46.9 grams of silver per tonne and 0.1 grams of gold per tonne. The mineral reserves and resources for Zones 3 and 4 have not changed.

     Following the 2003 in-fill drill program, SRK updated the 2001 SRK Report in June 2003 (the "2003 SRK Report") to include the new mineral reserves in Zone
97. The 2003 SRK Report estimates that the total net pre-tax cash flow will be $71.1 million based on the metal prices shown in the table set out below. The pre-tax internal rate of return is 25.3 percent, and the pre-tax net present value at 8.0 percent is $30.9 million.

     The following table sets forth the metal prices and exchange rate used in the 2003 SRK Report:

     Zinc                         US$0.50/lb
     Copper                       US$0.80/lb
     Silver                       US$5.00/oz
     Gold                          US$343/oz
     Exchange Rate              US$0.70/Cdn$

     Based on these price assumptions, the 2003 SRK Report determined the operating cost per pound of payable zinc including smelting, shipping and by-product credits for copper and precious metals to be US$0.38.

     It was estimated in the 2003 SRK Report that $38.2 million in capital is required over the life of the mine of which approximately $16.4 million must be expended on development prior to the start of production at the Langlois mine. The aggregate operating cost to mine gate is estimated at $55.61 per tonne milled over the life of the Langlois mine. The estimated capital cost prior to the start of production of $16.4 million excludes working capital and capital contingencies.


RENEWED COMMITMENT TO GROWTH            19             BREAKWATER RESOURCES LTD.

     When a long-term zinc price of US$0.45 per pound is assumed in the 2003 SRK Report, the total net pre-tax cash flow decreases to $41.5 million, the pre-tax internal rate of return decreases to 15.2 percent and the pre-tax net present value at 8.0 percent decreases to $12.6 million. Based on this price assumption, the 2003 SRK Report sets the operating cost per pound of payable zinc including smelting, shipping and by-product credits for copper and precious metals at US$0.36.

     The difference between the operating cost per pound, US$0.36 versus US$0.38 in the two SRK reports is due to lower treatment charges related to the de-escalator from a lower zinc price assumption (US$0.45 versus US$0.50 per pound).

     LANGLOIS OUTLOOK

     As a result of the recent metal price increase and improved working capital position the Company is planning to commence re-development of the mine by mid-year 2004. It is anticipated the development program will take approximately 18 months, with full production targeted for the first quarter of 2006. Over an eight-year mine life it is expected that the mine will produce 358,000 tonnes of zinc metal in concentrate, 27,000 tonnes of copper metal in concentrate and 2,200,000 ounces of silver metal in concentrate.

     NANISIVIK MINE

     The Nanisivik mine was permanently closed in September 2002.

     The Nunavut Water Board (NWB) issued a renewal water license on October 10, 2002, to cover the period October 1, 2002, to May 1, 2008, during which period all reclamation work and post-closure monitoring will be completed. Although the final amount and form of the financial security are currently under discussion, the water license requires that CanZinco Ltd., a wholly-owned subsidiary of the Company and owner of the Nanisivik mine, post total financial security in the amount of $17.6 million. The amount of financial security recommended by the NWB is a reflection of the submissions made to them by DIAND and others on this topic and is significantly at odds with the Company's estimate of closure costs which is approximately $9.2 million. The Company continues to strongly defend its estimate of closure costs as being more realistic and indicative of the amount and nature of work to be completed. The Company's revised estimate of closure costs, based on the revised closure and reclamation plan must be filed with the NWB no later than March 31, 2004.

     Of the amount of financial security mandated by the NWB (i.e. $17.6 million), $5.0 million was previously posted pursuant to the expired water license in the form of a surety bond. That bond was scheduled to and did expire in July 2003 and was not replaced. Discussions regarding the full amount of financial security required are ongoing with DIAND.

     Reclamation activities at Nanisivik commenced during 2002, continued throughout 2003 and will continue again throughout 2004 as permitted by the NWB, pending their review and acceptance of a final closure and reclamation plan. Throughout 2003 many technical reports were prepared, reviewed and amended accordingly, taking into consideration the views of the technical staff of the NWB and the various regulators involved as well as their retained consultants and experts. It had originally been anticipated and communicated to the NWB that the final closure plan would be filed with them on December 15, 2003. A longer than anticipated technical review process required that the Company postpone the filing of its final report until February 6, 2004, an obligation which was largely honoured with only one report to follow within ten days of the revised submission date. In response to the filed closure and reclamation report the NWB continues to finalize their arrangements for a thorough and complete technical review of the documents as well as the timing of a public hearing, most likely to occur in Arctic Bay in the second quarter of 2004. Based on the technical meetings that have been held to date and the ongoing, thorough review process, it is not anticipated that the final reclamation and closure plan will require significant modification.


ANNUAL REPORT 2003                      20

          "THIS IMPROVED CONTRIBUTION ON A PERCENTAGE BASIS RESULTED FROM LOWER UNIT TREATMENT AND MARKETING COSTS AND THE STRONGER CANADIAN DOLLAR AS TREATMENT AND MARKETING COSTS ARE INCURRED MAINLY IN US DOLLARS."

     The NWB estimate of closure costs set out above does not take into consideration the salvage value of the assets remaining at Nanisivik, all of which are being reviewed for possible sale. Most notably in 2003 an agreement was reached with Wolfden Resources Inc. that they would earn the right to the contents of the industrial complex (principally the mill processing equipment), four of the five electrical generators located on site, the concentrate storage facility and the ship loading equipment. In return, Wolfden has agreed to clean up those areas (i.e. industrial complex, concentrate storage facility and ship loading areas) to the satisfaction of CanZinco Ltd. and the regulators involved. Wolfden is scheduled to commence their dismantling work during the summer of 2004 with the expectation that the equipment involved will be ready for shipment during the shipping season of 2005. Wolfden has provided a $2.0 million letter of credit to the Company to secure its performance.

     As well, these amounts do not take into consideration the value of equipment and supplies that were purchased and are currently located at Nanisivik, earmarked for reclamation activities, and the considerable amount of reclamation work that was completed prior to and following the closure of the mine (both 2002 and 2003).


                                       Year Ended
                                      December 31,

PRODUCTION STATISTICS                2003          2002
-------------------------------------------------------
Ore Milled (tonnes)                   0.0       516,544
  Zinc (%)                            0.0          10.0
  Silver (grams/tonne)                0.0            42
Concentrate Production
  Zinc (tonnes)                       0.0        87,644
    Recovery (%)                      0.0          96.0
    Grade (%)                         0.0          56.5
Metal in Concentrate
  Zinc (tonnes)                       0.0        49,514
  Silver (ounces)                     0.0       528,049
Minesite Operating Cash Costs
  Per tonne milled (Cdn$)             0.0         50.87
Total Cash Costs
  Per pound payable zinc (US$)        0.0          0.34


     CARIBOU MINE

     The Caribou mine remained on care and maintenance during 2003. Costs of $1.5 million were incurred in 2003 compared with $1.7 million during 2002.

     CARIBOU MINE OUTLOOK

     Based on the most recent zinc and lead prices the Company is revisiting the Caribou Re-opening Plan of 2000 (the "Plan"). The Plan is being updated to incorporate the current prices and exchange rates in order to determine the worth of the property.

     FOURTH QUARTER REVIEW

     For the quarter ended December 31, 2003, the Company reported Net Earnings of $0.3 million ($0.00 per share) on Gross sales revenue of $51.4 million compared with a Net Loss of $2.0 million ($0.01 per share) on $104.2 million of Gross sales revenue for the fourth quarter of 2002.

     The reduction in Gross sales revenue quarter over quarter was a result of the closure of the Nanisivik mine in September 2002 reducing the amount of concentrate available for sale, the timing of the shipments from the other mines, a $1.1 million charge for metal hedge settlements and the mark-to-market liability inherent in these instruments and the stronger Canadian dollar resulting in lower realized Canadian dollar revenue. Despite the increase in the average realized US dollar zinc price in the fourth quarter of 2003 to US$859 compared with US$775 in 2002 the average realized Canadian dollar price actually declined slightly to $1,202 from $1,217. Notwithstanding the lower Gross sales revenue, the Contribution from mining activities in 2003 was $0.9 million, only slightly less than the $1.1 million in 2002 or 1.7 percent versus 1.1 percent of Gross sales revenue respectively. This improved contribution on a percentage basis resulted from lower unit Treatment and marketing costs and the stronger Canadian dollar as Treatment and marketing costs are incurred mainly in US dollars.


RENEWED COMMITMENT TO GROWTH            21             BREAKWATER RESOURCES LTD.

     General and administrative costs were $0.7 million dollars lower for the quarter, as the fourth quarter of 2002 included a one-time compensation expense of $0.6 million.

     $2.0 million Foreign exchange was realized on US dollar denominated debt compared with $0.2 million in the fourth quarter of 2002 due to the larger gain by the Canadian dollar.

     The Company realized a recovery of Income and mining taxes of $1.0 million compared with less than $0.1 million in the fourth quarter of 2002.

     Cash flow from operations (before changes in non-cash working capital items) was $10.4 million in fourth quarter of 2003 compared with $3.1 million in the same period in 2002.

     The quantity of concentrate tonnes sold directly effects Gross sales revenue. The shipment and sale of concentrate can vary from quarter to quarter based on customer agreements and the availability of ships. The Nanisivik mine closure in September 2002 reduced the amount of concentrate available for sale in subsequent quarters. As all sales are based in US dollars the impact of the declining US dollar against the Canadian dollar reduced the realized Canadian dollar Gross sales revenue, this despite an improvement in the average realized US dollar price of zinc in the third and fourth quarters of 2003.

     Net Earnings (Loss) in 2003 were positively impacted by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well in the second quarter of 2003 the Company realized a one-time gain of $10.3 million on the sale of the Lapa properties in Quebec.


SUMMARY OF QUARTERLY RESULTS

                                                      2002                                 2003
                                          Q1       Q2       Q3        Q4        Q1       Q2       Q3        Q4
--------------------------------------------------------------------------------------------------------------
Gross Sales Revenue ($ millions)        64.5     60.9     74.2     104.2      52.9     61.7     41.6      51.4
Net Earning (Loss) ($ millions)         (3.3)     2.3    (16.9)    ($2.0)      0.1     10.8     (4.1)      0.3
  Per share basic                     ($0.03)   $0.01   ($0.09)   ($0.01)    $0.00    $0.05   ($0.02)    $0.00
  Per share diluted                      N/A    $0.01      N/A       N/A     $0.00    $0.05      N/A     $0.00
YTD to the end of the Quarter         1.5943   1.5741   1.5704    1.5701    1.5097   1.4537   1.4290    1.4004
(C$/US$)
Average realized zinc price (US$/t)      791      813      752       775       785      768      810       859
Average realized zinc price (C$/t)     1,261    1,280    1,181     1,217     1,185    1,116    1,157     1,202
Concentrate tonnes sold              105,388   98,069  139,425   180,448    89,653  116,366   78,626    93,519

CONTRACTUAL OBLIGATIONS
CONTRACTUAL OBLIGATIONS                                     PAYMENTS DUE BY PERIOD
($ thousands)                       TOTAL   (less than)  1 YEAR   1-3 YEARS   4-5 YEARS (greater than)  5 YEARS
----------------------------------------------------------------------------------------------------------------
Long-term Debt*                     1,657                    0       1,657          0                        0
Capital Lease Obligations               0                    0           0          0                        0
Operating Leases                    2,460                  839       1,087        404                      130
Purchase Obligations                  484                  137         347          0                        0
Other Long-term Obligations             0                    0           0          0                        0
Total Contractual Obligations*      4,601                  976       3,091        404                      130

*    The Non-Revolving Facility was fully repaid in February 2004.




ANNUAL REPORT 2003                      22

          "NET EARNINGS (LOSS) IN 2003 WERE POSITIVELY IMPACTED BY THE FOREIGN EXCHANGE GAIN ON THE US DOLLAR DENOMINATED DEBT AS A RESULT OF THE STRONGER CANADIAN DOLLAR."




     RELATED PARTY TRANSACTIONS

     The Company accrued expenses of $500,000 for services provided by Dundee Bancorp Inc. ("Dundee"), during the period from October 2001 to December 2003.

     In December 2002, the Company extended its Credit Facility to January 2, 2004, and issued warrants to the banking syndicate. In consideration for extending its support related to a portion of the Non-Revolving Facility by way of guarantee, Dundee was granted warrants to purchase 1,000,000 Common Shares at $0.19 per share until March 27, 2006, on the same basis as the banking syndicate.

     In consideration for guaranteeing the US$6.5 million Supplemental Term Facility in 2001, Dundee received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007, and the remainder is exercisable until May 2, 2007.

     On May 21, 2002, the Company issued 3,602,540 Common Shares under the terms of an agreement in satisfaction of an obligation of $573,000 to a company of which Murray Sinclair, Jr., a director of the Company, has a significant ownership interest.

     CHANGES IN ACCOUNTING POLICIES

     There were no changes in Accounting Policies in 2003.

     In 2004, the Company will adopt the following policies:

     CICA 3870, Stock Based Compensation; the Company will expense the estimated cost of compensation options issued in each period. Had this policy been adopted in 2003 and 2002 the compensation expense recognized would have been $274,000 and $183,000 respectively.

     CICA 3110, Asset Retirement Obligation; the Company is required to estimate the fair value of mine site reclamation based on the current laws and regulations. The fair value estimate is set up as an asset and a liability on the Balance Sheet with the asset being amortized over the life of the mine. As the policy must be adopted retroactively to the point in time when each mine was acquired, the depreciation related to prior periods will be charged to Retained Earnings. The fair value estimate must be reviewed on a regular basis to reflect changes in laws and regulations, the estimated scope of work and estimated costs. The total estimated fair value for reclamation of the Company's mine sites at December 2003 is $40.6 million.

     CRITICAL ACCOUNTING ESTIMATES

     ASSET IMPAIRMENT

     The carrying values of producing mineral properties including properties placed on care and maintenance and related deferred expenditures are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves (on the basis of current proven and probable reserves); estimated future zinc price realization (considering historical and current prices, price trends and related factors); and estimated operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.


RENEWED COMMITMENT TO GROWTH            23             BREAKWATER RESOURCES LTD.

     RESERVES

     Annually the Company estimates it's proven and probable mineral reserves (the "Reserves") in accordance with National Policy 43-101 ("NI 43-101") a rule adopted by Canadian securities administrators as the standard of disclosure for mineral projects. This estimate is used to determine mine viability, mine life and amortization rates. The estimation of Reserves is based on drill hole information, historical mining results, historical metallurgical results, estimated future operating costs and estimated future metal prices. A "Qualified Person" as defined by NI 43-101 performs the Reserves estimate. As all of the Company's operations have had significant operating history, the factor that could impact the Reserves estimate most is future metal prices.

     AMORTIZATION

     The Company uses the units of production method for amortization of Mineral Properties and some of its Fixed Assets based on the Reserves. Any significant changes in the Reserves could impact the amount of annual amortization.

     INVENTORY

     The Company values its Concentrate inventories on the lower of cost or realizable value. Costs represent the average cost, and include direct labour and materials costs, mine site overhead, and depreciation and amortization. At December 2003, all Concentrate inventories were recorded at cost.

     RECLAMATION

     The Company provides for estimated reclamation and site restoration costs, where reasonably determinable, net of salvage value, on a unit-of-production basis over the estimated economic life of the related mine. Costs are based on engineering estimates of the anticipated method and extent of site restoration. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred, all of which are subject to possible changes thereby impacting current determinations.

     RISKS AND UNCERTAINTIES

     The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the price of zinc. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company is required to look to alternatives other than cash flow to maintain its liquidity until metal prices recover. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

     PRICE RISK

     The profitability of any mining operation in which the Company has an interest is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change in the price of zinc will impact earnings and cash flow by approximately $3.0 million during 2004. Tables earlier in this section show the approximate impact on the Company's earnings and cash flows of variations in metal prices, the US/Canadian dollar exchange rate and treatment charges, based on current plans for 2004 and assumes the changes remain in effect for the full year.

     Fluctuations in the price of zinc are influenced by numerous factors beyond the control of the Company. Exchange rates, interest rates, inflation, the world supply and demand for zinc can all cause significant fluctuations in zinc prices. Such external economic factors are in turn influenced by changes in international economic growth patterns and political developments.


ANNUAL REPORT 2003                      24

         "THE COMPANY PROVIDES FOR ESTIMATED RECLAMATION AND SITE RESTORATION
          COSTS, WHERE REASONABLY DETERMINABLE, NET OF SALVAGE VALUE, ON A UNIT-OF-PRODUCTION BASIS OVER THE ESTIMATED ECONOMIC LIFE OF THE RELATED MINE."




     FOREIGN EXCHANGE RISK

     The Company operates using both the Canadian dollar and the US dollar as well as several other currencies, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. Currency fluctuations may affect the revenues which the Company realizes from its operations, as concentrates are sold in the world market in US dollars while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company is also exposed to foreign exchange rate risk through its long and short-term debt. While foreign currencies are generally convertible into Canadian and US dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Company.

     OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK

     The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs. Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provision for future environmental costs has been made and is reflected in the financial statements.

     SURETY BOND RISK

     World events, including the threat of war and bankruptcies of several major companies, have put serious stress on the ability of insurers to continue to provide support as they have in the past. The surety market is shrinking and, as a result, the availability of environmental bonding is being threatened. If some or all of the Company's environmental bonds, which amount to approximately $8.2 million, were withdrawn or the Company were required to provide security in the form of cash or letters of credit it would use a significant portion of available credit lines. Provision for such an event has not been included in the cash forecast for 2004. Management is pursuing alternative solutions to protect the assets in the event that the bonds are cancelled. At this time there is no assurance that such alternatives will be available.

     OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

     The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 preferred shares, issuable in series. There are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Company, except at meetings at which only holders of another class or series of shares of the Company are entitled to vote. The table set forth on page 26 summarizes the Capital Stock. For a more complete description of certain elements please refer to note 6 to the consolidated financial statements of the Company.


RENEWED COMMITMENT TO GROWTH            25             BREAKWATER RESOURCES LTD.

COMMON SHARES OR
SECURITIES CONVERTIBLE
INTO COMMON SHARES                                      MARCH 5, 2004
---------------------------------------------------------------------
Common Shares                                            344,394,741
Share Option Plan - Options
  Weighted average exercise price $1.07.                  10,347,434
1,000,000 warrants granted at $0.21,
  expire May 8, 2005.                                        500,000
30,801,410 warrants granted at $0.20,
  15,400,705 expire March 2, 2007 and
  15,400,705 expire May 2, 2007.                          30,801,410
3,000,000 warrants granted at $0.19,
  expire March 27, 2006.                                   2,000,000

FULLY DILUTED                                            388,043,585
Warrants exercisable at $1.00, expire
  January 28, 2009 - traded on TSX                        28,571,429
Shares to be issued to Boliden pursuant
  to the acquisition of BWCL*                             18,000,000
Warrants to be issued to Boliden
  pursuant to the acquisition
  of BWCL*                                                 5,000,000

FUTURE FULLY DILUTED                                     439,615,014

* The Company has not completed its due diligence review. Accordingly, this assumes that the transaction will be completed as proposed.

     OTHER INFORMATION

     Additional information regarding the Company is included in the Company's Annual Report on Form 20-F filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

     CAUTIONARY NOTE

     CERTAIN STATEMENTS INCLUDED IN THIS 2003 ANNUAL REPORT, FINANCIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER 31, 2003 AND MANAGEMENT'S DISCUSSION AND ANALYSIS THEREON ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THEY INCLUDE ESTIMATES AND STATEMENTS THAT DESCRIBE THE COMPANY'S FUTURE PLANS, OBJECTIVES AND GOALS, INCLUDING WORDS TO THE EFFECT THAT THE COMPANY OR MANAGEMENT EXPECTS A STATED CONDITION OR RESULT TO OCCUR. SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN SUCH STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED ARE DESCRIBED ABOVE AND IN THE COMPANY'S MOST RECENT ANNUAL REPORT UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS" AND ANNUAL REPORT ON FORM 20-F UNDER "RISK FACTORS" ON FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND CANADIAN PROVINCIAL SECURITIES REGULATORY AUTHORITIES. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, EVENTS OR OTHERWISE.



ANNUAL REPORT 2003                     26

MANAGEMENT'S REPORT


     Management is responsible for the preparation of the accompanying consolidated financial statements of Breakwater Resources Ltd. and all of the information contained in the Annual Report. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and management believes that they present fairly the Company's consolidated financial position, results of operations and cash flows. The integrity of the information presented in the financial statements, including estimates and judgments relating to matters not concluded by fiscal year end, is the responsibility of management. To fulfill this responsibility, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that the Company's assets are protected and that events and transactions are properly recorded as they occur. This system of internal control includes organizational arrangement with clearly defined lines of responsibility. Deloitte & Touche LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee to discuss their audit and their related findings as to the integrity of the financial reporting process. During the course of their audit, Deloitte & Touche LLP reviewed the Company's system of internal control to the extent necessary to render their opinion on the consolidated financial statements.

     The board of directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The board is assisted in exercising its responsibilities through the Audit Committee, which is composed of three unrelated directors.

     The Audit Committee meets periodically with management and the independent auditors to satisfy itself that management's responsibilities are properly discharged, to review the consolidated financial statements and to recommend approval of the consolidated financial statements to the board.


     /s/ COLIN K. BENNER                 /s/ RICHARD R. GODFREY

     COLIN K. BENNER                     RICHARD R. GODFREY
     PRESIDENT AND                       VICE PRESIDENT, FINANCE AND
     CHIEF FINANCIAL OFFICER             CHIEF EXECUTIVE OFFICER (ACTING)



RENEWED COMMITMENT TO GROWTH             27            BREAKWATER RESOURCES LTD.

AUDITORS' REPORT

     TO THE SHAREHOLDERS OF BREAKWATER RESOURCES LTD.

     We have audited the consolidated balance sheets of Breakwater Resources Ltd. as at December 31, 2003 and 2002 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Chartered Accountants
Toronto, Ontario

February 27, 2004


ANNUAL REPORT 2003                       28


Breakwater Resources Ltd.
CONSOLIDATED BALANCE SHEETS
As at December 31, 2003 and 2002
(Expressed in thousands of Canadian dollars)


                                                                                   2003              2002
------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note 1)                                           $      6,388     $       6,435
Accounts receivable - concentrate                                                   7,450            17,061
Other receivables                                                                   5,650             6,921
Concentrate inventory                                                              21,828            25,340
Materials and supplies inventory                                                   23,783            28,967
Prepaid expenses and other current assets                                           1,905             2,387
Future tax assets (note 7)                                                          1,190                 -
------------------------------------------------------------------------------------------------------------
                                                                                   68,194            87,111

RECLAMATION DEPOSITS (note 2)                                                         100             1,387
MINERAL PROPERTIES AND FIXED ASSETS (note 3)                                      107,341           134,882
------------------------------------------------------------------------------------------------------------
                                                                             $    175,635      $    223,380
=============================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     19,456      $     25,577
Provisional payments for concentrate inventory shipped and not priced               2,010             8,642
Short-term debt including current portion of long-term debt (note 4)               10,329            30,227
Income and mining taxes payable                                                       252               381
------------------------------------------------------------------------------------------------------------
                                                                                   32,047            64,827
DEFERRED ROYALTY (note 3(h))                                                        1,340                 -
LONG-TERM  DEBT (note 5)                                                           15,517            48,438
RECLAMATION AND CLOSURE COST ACCRUALS (note 2)                                     12,070            13,697
FUTURE TAX LIABILITIES (note 7)                                                       962               822
------------------------------------------------------------------------------------------------------------
                                                                                   61,936           127,784
------------------------------------------------------------------------------------------------------------
Contingencies and Commitments (notes 1 and 10)

SHAREHOLDERS' EQUITY
Capital stock (note 6)                                                            287,743           257,759
Common shares to be issued (note 6(c))                                                  -               618
Contributed surplus (note 6(m))                                                     1,582             1,582
Deficit                                                                          (171,737)         (178,855)
Cumulative translation adjustments                                                 (3,889)           14,492
------------------------------------------------------------------------------------------------------------
                                                                                  113,699            95,596
------------------------------------------------------------------------------------------------------------
                                                                             $    175,635      $    223,380
=============================================================================================================

THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

     Approved by the Board


     /s/ GARTH A. C. MACRAE              /s/ COLIN K. BENNER

     GARTH A. C. MACRAE                  COLIN K. BENNER
     DIRECTOR                            DIRECTOR


RENEWED COMMITMENT TO GROWTH             29            BREAKWATER RESOURCES LTD.


Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2003, 2002 and 2001
(Expressed in thousands of Canadian dollars except share and per share amounts)


                                                                           2003          2002         2001
----------------------------------------------------------------------------------------------------------------
Gross sales revenue                                                 $   207,591   $   305,354    $  304,037
Treatment and marketing costs                                            83,581       136,738       142,236
----------------------------------------------------------------------------------------------------------------
NET REVENUE                                                             124,010       168,616       161,801
----------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                                  103,239       147,653        153,187
Depreciation and depletion                                               24,115        27,565         27,980
Reclamation and closure costs (note 2)                                    2,277         2,894          4,126
----------------------------------------------------------------------------------------------------------------
                                                                        129,631       178,112        185,293
----------------------------------------------------------------------------------------------------------------
LOSS FROM MINING ACTIVITIES                                              (5,621)       (9,496)       (23,492)
----------------------------------------------------------------------------------------------------------------
OTHER (INCOME) EXPENSES
General and administrative (note 6(c))                                    5,087         6,198          7,481
Interest and financing (note 6(l))                                        3,321         4,761          8,015
Investment and other income                                                (611)         (551)        (9,293)
Foreign exchange (gain) loss on US dollar denominated debt              (11,578)         (669)         4,720
----------------------------------------------------------------------------------------------------------------
                                                                         (3,781)        9,739         10,923
----------------------------------------------------------------------------------------------------------------
LOSS BEFORE THE FOLLOWING:                                               (1,840)      (19,235)       (34,415)
----------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets (note 3)                  279             -         70,281
Other non-producing property (income) costs (note 3(h))                  (8,396)          876          3,176
Foreign exchange hedging loss (note 8)                                        -             -          3,162
Income and mining taxes (recovery) (note 7)                                (841)         (224)            24
----------------------------------------------------------------------------------------------------------------
                                                                         (8,958)          652         76,643
----------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                                       7,118       (19,887)      (111,058)
DEFICIT - BEGINNING OF YEAR                                            (178,855)     (158,968)       (47,910)
================================================================================================================
DEFICIT - END OF YEAR                                               $  (171,737)  $  (178,855)   $  (158,968)
================================================================================================================
BASIC EARNINGS (LOSS) PER SHARE (note 13)                           $      0.03   $     (0.12)   $     (0.92)
================================================================================================================
DILUTED EARNINGS PER COMMON SHARE (note 13)                         $      0.03   $       N/A    $       N/A
================================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT (note 13)                         211,411,000   169,074,000    120,166,000
================================================================================================================

THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

ANNUAL REPORT                          30


Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003, 2002 and 2001
(Expressed in thousands of Canadian dollars)


                                                                       2003            2002            2001
----------------------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED FROM
OPERATING ACTIVITIES
Net earnings (loss)                                               $     7,118      $   (19,887)    $  (111,058)
Non-cash items:
   Depreciation and depletion                                          24,115           27,565          27,980
   Gain on sale of property (note 3(h))                               (10,336)               -               -
   Write-down of mineral properties and fixed assets (note 3)             279                -          70,281
   Other non-cash items                                                (3,133)           2,379           3,309
   Future income taxes (note 7)                                        (1,050)             822               -
   Reclamation and closure cost accruals                                2,277            2,894           4,126
----------------------------------------------------------------------------------------------------------------
                                                                       19,270           13,773          (5,362)
Payment of reclamation and closure costs                               (4,562)          (5,126)         (1,996)
Deferred losses on foreign exchange hedging contracts                       -                -          (2,003)
Changes in non-cash working capital items (note 12)                     3,179          (11,198)         42,460
----------------------------------------------------------------------------------------------------------------
                                                                       17,887           (2,551)         33,099
----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Issue of common shares for cash (note 6)                            29,316           17,907             902
   Decrease in short-term debt                                        (18,711)          (3,495)        (27,962)
   (Decrease) increase in long-term debt                              (29,821)           2,390          13,266
----------------------------------------------------------------------------------------------------------------
                                                                      (19,216)          16,802         (13,794)
----------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Reclamation deposits                                                 1,287             (150)            962
   Mineral properties and fixed assets                                (10,621)         (10,971)        (21,662)
   Proceeds from sale of mineral properties                            10,616                -               -
----------------------------------------------------------------------------------------------------------------
                                                                        1,282          (11,121)        (20,700)
----------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                               (47)           3,130          (1,395)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                           6,435            3,305           4,700
----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                           $     6,388      $     6,435     $     3,305
================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID FOR:
   Interest                                                       $     2,681      $     3,539     $     5,681
   Income and mining taxes                                        $       339      $       588     $       699


THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

RENEWED COMMITMENT TO GROWTH             31            BREAKWATER RESOURCES LTD.

Breakwater Resources Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2003, 2002 and 2001
(Expressed in thousands of Canadian dollars except share and per share amounts)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Interests in joint ventures are consolidated on a proportionate basis. All inter-company accounts and transactions have been eliminated on consolidation.

     REVENUE RECOGNITION AND RECEIVABLES

     Revenue is recognized following the transfer of title of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers. Generally, the final settlement price is computed with reference to the average quoted metal prices for a specified period of time, normally one to three months subsequent to shipment to the customer. Concentrate sales and receivables are subject to adjustment on final settlement to reflect changes in weights and assays. Provisional payments made by customers upon receipt of shipments of metal concentrate are classified as current liabilities captioned as "Provisional payments for concentrate inventory shipped and not priced".

     Substantially all of the Company's sales are made under long-term contracts.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions. Included in cash and cash equivalents for 2003 was an amount of $355,000 that was held in escrow as a condition to the restructuring of the Company's banking agreement. The cash is expected to be released in March 2004.

     CONCENTRATE INVENTORY

     Concentrate inventory is valued at the lower of cost and net realizable value. Cost represents the average cost and includes direct labour and material costs, mine site overhead and depreciation and amortization.

     MATERIALS AND SUPPLIES INVENTORY

     Materials and supplies inventory is valued at the lower of average cost and replacement cost.

     SHORT-TERM INVESTMENTS

     Short-term investments are carried at the lower of cost and quoted market value.

     MINERAL PROPERTIES AND FIXED ASSETS

     The Company records its interest in mineral properties at cost and defers exploration and development expenditures. When the properties are brought into commercial production, the deferred costs are amortized on a unit-of-production basis using current reserve estimates. Costs associated with exploration properties are deferred, on a project basis, until the economic viability of the project is determined.

     If the properties are abandoned or sold, the cost of the mineral property and any related deferred expenditures are expensed as a write-down of mineral properties and fixed assets at that time. Administrative costs are expensed as incurred.

     The carrying values of producing mineral properties, including properties placed on a care and maintenance basis (SEE NOTES 3(E) AND 3(F)) and related deferred expenditures, are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves; estimated future zinc price realization (considering historical and current prices, price trends and related factors); and, operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.


ANNUAL REPORT 2003                      32

     The carrying values of non-producing mineral properties and related deferred expenditures represent unamortized net costs incurred to date and do not necessarily reflect present or future values. The recoverability of these amounts is dependent upon the existence of economically recoverable reserves, upon the Company's ability to obtain the necessary financing to complete development and upon future profitable production.

     Fixed assets are stated at cost. Depreciation is provided to reduce the original cost of fixed assets to estimated residual values over their useful lives. In calculating depreciation, the Company employs the straight-line method and the unit-of-production method. Principally, the rates of depreciation being applied using the straight-line method are intended to fully depreciate the related fixed assets over periods from 2 to 12 years.


     RECLAMATION AND SITE RESTORATION COSTS

     The Company provides for estimated reclamation and site restoration costs, where reasonably determinable, net of salvage value, on a unit-of-production basis over the estimated economic life of the related mine. Costs are based on engineering estimates of the anticipated method and extent of site restoration. Collateral on deposit with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred, all of which are subject to possible changes thereby impacting current determinations.

     TRANSLATION OF FOREIGN CURRENCIES

     DOMESTIC AND FOREIGN OPERATIONS

     The Company reports its financial statements in Canadian dollars, while the currency of measurement for the Company's operations varies depending upon location.

     The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar, while the currency of measurement for the Company's foreign operations is the US dollar, since all the Company's revenue, and a substantial portion of its expenses relating to the foreign operations, are in US dollars. US dollar amounts for the Company's foreign operations are translated to Canadian dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year, and the resulting gains and losses are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments.

     As indicated above, the currency of measurement for the Company's foreign operations, including those in Honduras, Chile and Tunisia, is the US dollar. In each of these operations, the temporal method is used to translate local currency amounts into US dollars. Under the temporal method, all non-monetary items and the related depreciation are translated at the historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, revenues and expenses other than depreciation and depletion of capital assets are translated at the average rate of exchange for the year, and gains and losses on translation are reflected in income for the year.
     Monetary assets and liabilities of the Company's domestic operations in Canada, denominated in US dollars, are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income for the year.

     Use of Estimates

     The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management's estimates are made in accordance with mining industry practice. Actual results could differ significantly from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include accounts receivable, concentrate inventory, mineral properties and fixed assets, and reclamation and closure cost accruals.

RENEWED COMMITMENT TO GROWTH             33            BREAKWATER RESOURCES LTD.

     FINANCIAL INSTRUMENTS

     The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses forward contracts to hedge exposure to commodity price risk for metals production, and foreign exchange forward contracts to hedge exposure to fluctuations in foreign currencies, relating primarily to the US dollar. The Company has written call options to minimize exposure to commodity price risk. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are, and continue to be, effective. Realized and unrealized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedge transaction is completed. The premiums received at the inception of written call options are recorded as a liability until maturity. Changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes or which relate to a hedged transaction that is no longer expected to occur are recorded in income.

     SHARE INCENTIVE PLAN

     The Company has a share incentive plan (the "Plan"), which consists of a share purchase plan, a share option plan and a share bonus plan which is administered by the directors of the Company. The Plan provides that eligible persons thereunder include any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof. The Plan is described in note 6. No compensation expense is recognized for the Plan when share options are issued to employees (SEE NOTE 6(J)). Shares issued under the Plan are recorded at the issue price. An optionee may elect under the Plan to terminate an option, in which case the optionee may receive consideration either in cash or shares of the Company, at the discretion of the Company, equal to the difference between the fair market value of the shares, as defined, and the exercise price. The consideration paid to the optionee in the event of such an election is charged to deficit.

     INCOME AND MINING TAXES

     The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences.

     Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and associates to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

     NEW PRONOUNCEMENT

     In February 2003, the Canadian Institute of Chartered Accountants ("CICA") issued Accounting Guideline 14, Disclosure of Guarantees ("AcG-14"). AcG-14 requires disclosure for certain contracts or obligations that meet the definition of a guarantee. As at December 31, 2003, the Company has outstanding letters of credit totalling $3,811,000, which are renewable annually. $3,141,000 of these letters of credit are for security deposits for rehabilitation and restoration expenses, $250,000 relates to the operating lease at the Nanisivik Mine (SEE NOTE 3(G)) and $420,000 (US$325,000) to guarantee a purchase contract.

     2002 AND 2001 FIGURES

     Certain of the 2002 and 2001 figures have been reclassified to conform to the 2003 presentation.

ANNUAL REPORT 2003                       34

2.   RECLAMATION DEPOSITS AND RECLAMATION AND CLOSURE COST ACCRUALS

     Reclamation and closure costs accruals by mine are as follows:

     ($000's)                                       2003       2002
     ---------------------------------------------------------------
     Nanisivik Mine                                 3,391      7,224
     Bouchard-Hebert Mine                           3,785      3,076
     Bougrine Mine                                  2,489      2,339
     El Mochito Mine                                1,613      1,794
     Caribou Mine                                   1,000      1,000
     El Toqui Mine                                    620        425
     ---------------------------------------------------------------
     Total                                         12,898     15,858
     Less current portion included in accounts
       payable and accrued liabilities                828      2,161
     ---------------------------------------------------------------
                                                   12,070     13,697

     Cash collateral on deposit at December 31, 2003 of $100,000 (2002 - $1,387,000) with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. During 2003, $1,287,000 of the collateral on deposit was converted to letters of credit (SEE NOTE 1 - NEW PRONOUNCEMENT). The Reclamation Deposits at December 31, 2003 and 2002 are for funding of reclamation costs at the Caribou Mine. In addition, at December 31, 2003, the Company has posted reclamation security bonds totalling $8,181,000 (2002 - $13,000,000) of which $3,141,000 is covered by letters of credit (SEE
NOTE 1 - NEW PRONOUNCEMENT).

3.   MINERAL PROPERTIES AND FIXED ASSETS

($000's)                                            2003                                  2002
--------------------------------------------------------------------- ---------------------------------------
                                             ACCUMULATED                           Accumulated
                                            DEPRECIATION                          Depreciation
                                                     AND    NET BOOK                       and    Net Book
                                    COST       DEPLETION       VALUE       Cost      Depletion       Value
--------------------------------------------------------------------- ---------------------------------------
Equipment                         146,562      (104,365)      42,197     158,305     (108,237)      50,068
Mineral properties,
  buildings and improvements       95,193       (64,732)      30,461     104,736      (63,089)       41,647
Development                        54,866       (34,503)      20,363      60,489      (34,795)       25,694
Exploration                        14,845          (525)      14,320      17,475           (2)       17,473
--------------------------------------------------------------------- ---------------------------------------
                                  311,466      (204,125)     107,341     341,005     (206,123)      134,882

     A summary of the write-downs of mineral properties and fixed assets is as follows:

($000's)                                2003        2002           2001
-----------------------------------------------------------------------
Caribou Mine                               -           -         53,450
Nanisivik Mine                             -           -         11,252
El Mochito Mine                          279           -          2,505
Other Properties                           -           -          3,074
-----------------------------------------------------------------------
                                         279           -         70,281

     Mineral properties and fixed assets of the Company comprise the following:

A)   El Mochito Mine $14,322,000 (2002 - $19,447,000)
The El Mochito Mine is a zinc, lead and silver mine located in the Republic of Honduras. Deferred exploration costs were written down in 2003 by $279,000 (2002 - $Nil and 2001- $2,505,000)

B)   Bougrine Mine $12,762,000 (2002 - $24,458,000)
The Bougrine Mine is a zinc and lead mine located 160 kilometres west of Tunis, Tunisia.

C)   El Toqui Mine $21,677,000 (2002 - $23,596,000)
The El Toqui Mine is a zinc and gold mine located 1,350 kilometres south of Santiago, Chile.

D)   Bouchard-Hebert Mine $10,111,000 (2002 - $18,452,000)
The Bouchard-Hebert Mine is a zinc, copper, gold and silver mine located 30 kilometres northeast of Rouyn-Noranda, Quebec, Canada.

RENEWED COMMITMENT TO GROWTH             35            BREAKWATER RESOURCES LTD.

E)   Langlois Mine $39,643,000 (2002 - $37,166,000)
     The Langlois Mine is a zinc, copper, gold and silver mine located 213 kilometres north of Val d'Or, Quebec, Canada. Mining activities at the Langlois Mine were suspended in November 2000, pending the completion of a feasibility study, which was completed in August 2001. Costs totalling $1,659,000 in 2003, ($1,575,000 in 2002), incurred primarily to upgrade resources to reserves and $778,000 (2002 - $Nil) in pre-production costs in anticipation of reopening, have been capitalized.

F)   Caribou Mine $Nil (2002 - $Nil)

     The Caribou Mine, a zinc, lead and silver mine, is located in the Province of New Brunswick, Canada.
     The Caribou Mine was placed on care and maintenance in 1998. In 2001, as a result of depressed metal prices, the Company reassessed the carrying value of its properties and the property was written down by $53,450,000 to $Nil. The revised carrying value was determined on the basis set out in note 1.

G)   Nanisivik Mine $2,542,000 (2002 - $2,899,000)
     The Nanisivik Mine was a zinc and silver mine located on Strathcona Sound, Baffin Island, Nunavut, Canada. The fixed asset carrying value of $2,542,000 as at December 31, 2003, represents the net book value of plant and equipment located at the Nanisivik Mine which management believes will be realized on the ultimate disposition of mine equipment and property as part of the mine closure and site restoration activities. In 2001, as a result of depressed metal prices, the Company reassessed the carrying value of its properties on the basis set out in note 1, resulting in a write-down of this property in the amount of $11,252,000. The Nanisivik mine ceased operations on September 30, 2002.

H)   Other Properties $6,284,000 (2002 - $8,864,000)
     Other Properties comprise exploration properties held directly or through joint ventures. Management reviews the carrying values of these properties annually and in 2003 recorded a write-down of $Nil (2002 - $Nil, 2001 - $3,074,000).

     On June 16, 2003, the Company sold the Lapa exploration properties consisting of the Tonawanda and Zulapa properties, respectively, for US$7,925,000. The Company retains a 1.0 percent net smelter royalty from the Tonawanda property and a 0.5 percent net smelter royalty from the Zulapa property. The Company also received a non-refundable advance royalty of US$1,000,000 against the above net smelter royalty of the Lapa properties and will receive a further non-refundable advance royalty of US$1,000,000 when the total published inferred resource reaches 2,000,000 ounces of gold.

     The non-refundable advance royalty of $1,340,000 (US$1,000,000) received has been deferred and is shown on the balance sheet as "Deferred Royalty". The deferred royalty will be brought into income when earned.

     The Lapa properties were non-producing properties and the gain on sale of $10,336,000 is included in "Other non-producing property (income) costs" of $8,396,000 in the consolidated statement of operations and deficit in 2003.

4.   SHORT-TERM DEBT

     ($000's)                                                     2003    2002
     -------------------------------------------------------------------------
     Syndicated Credit Facility
         - Revolver                                              6,462  25,195
         - Non-Revolving Facility, current portion (note 5)      1,266       -
         - Supplemental Term Facility, current portion (note 5)    467       -
     Customer prepayments for zinc concentrates (note 5)           646   3,159
     Other (note 5)                                              1,488   1,873
     -------------------------------------------------------------------------
                                                                10,329  30,227

     On November 15, 2001, the Company completed a refinancing agreement whereby the balance of the Non-Revolving Facility of US$22,631,000 was increased by US$6,500,000 (the "Supplemental Term Facility"). Dundee Bancorp Inc. ("Dundee"), a significant shareholder of the Company, guaranteed the Supplemental Term Facility. Under the agreement, the Revolver was extended to January 2, 2003. In addition, compliance with the existing financial covenants was waived until January 2, 2003.

     The syndicated credit facility (the "Syndicated Credit Facility") is secured by a pledge of the shares in the Company's operating subsidiaries, through guarantees by such subsidiaries, and through first charges on the Company's concentrate inventory and receivables and on the majority of the Company's mining assets.

     In December 2002, the Syndicated Credit Facility that was due on January 2, 2003, was extended to January 2, 2004, and the interest rate on the Non-Revolving Facility was increased to LIBOR plus 2.75%. The amount of the Revolver was reduced from a cap of US$45,000,000 to US$30,000,000. In return for amending the Syndicated Credit Facility, the banking syndicate was granted share purchase warrants to purchase 2,000,000 common shares of the Company at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. In addition, as consideration for extending its support of the Supplemental Term Facility, Dundee was granted warrants to purchase 1,000,000 common shares of the Company on the same basis as the banking syndicate (SEE NOTE 6(M)).

ANNUAL REPORT 2003                      36

     On November 27, 2003, the Company completed a restructuring of the Syndicated Credit Facility, which included:


     I) A pay down of 50% of US$17,600,000 and US$6,500,000 of the Non-Revolving Facility and the Supplemental Term Facility, respectively, on a pari passu basis;

     II) An extension of the Non-Revolving Facility and the Supplemental Term Facility, both due January 2, 2004, for a period of five years to January 2, 2009;

     III) An agreement that principal under the Non-Revolving Facility and the Supplemental Term Facility will be repaid in fifty-four equal monthly payments beginning in July, 2004; and

     IV) Maintaining the existing Revolver until January 2, 2005 with a reduction of the cap from US$30,000,000 to US$25,000,000.

     Interest expense on short-term debt during 2003 amounted to $797,000 (2002
- $1,979,000, 2001 - $3,018,000).

5.   LONG-TERM DEBT

     ($000's)                                          2003       2002
     -------------------------------------------------------------------
     Non-Revolving Facility (note 4)                  11,393     35,748
     Supplemental Term Facility (note 4)               4,201     10,267
     Reimbursable government assistance,
         discounted at a rate of 8%                    1,412      1,390
     Customer prepayments for zinc concentrates          646      3,159
     Other                                             1,277      1,033
     -------------------------------------------------------------------
     Total                                            18,929     51,597
     Less current portion                              3,412      3,159
     -------------------------------------------------------------------
                                                      15,517     48,438

     The Non-Revolving Facility and the Supplemental Term Facility (SEE NOTE 4), which bear interest at LIBOR plus 2.75%, are repayable through January 2, 2009, with principal repayments in fifty-four equal monthly amounts beginning in July, 2004.

     On January 30, 2004, the Non-Revolving Facility and the Supplemental Term Facility were repaid and cannot be redrawn, using a portion of the proceeds from the sale of units to a syndicate of underwriters (SEE NOTE 14(A)).

     Other long-term debt at December 31, 2003 and 2002 includes fees of $1,033,000 payable to Dundee Securities Corporation ("DSC"), a subsidiary of Dundee, with respect to acquisitions in prior years (SEE NOTE 9), payment of which has been deferred to 2004 and for 2003 is included in Other short-term debt.

     The fair value of the Company's long-term debt approximates its carrying value at December 31, 2003 and 2002. Interest expense on long-term debt during 2003 amounted to $1,432,000 (2002 - $1,913,000, 2001 - $2,506,000).


RENEWED COMMITMENT TO GROWTH             37            BREAKWATER RESOURCES LTD.

6.   CAPITAL STOCK

     AUTHORIZED - Unlimited Common Shares
     200,000,000 preferred shares

     Issued:

     Common shares                                     NUMBER
     (000's)                                         OF SHARES      Amount
     ----------------------------------------------------------------------
     As at December 31, 2001                           93,848    $  239,214
     Rights offering, net of expenses (e)              94,455        17,643
     Shares issued on reacquisition of assets (d)       3,603           638
     Employee share purchase plan (f)                   1,375           264
     ----------------------------------------------------------------------
     As at December 31, 2002                          193,281       257,759
     Private placement (a)                              1,014           742
     Shares issued for subscription receipts,
       net of expenses (b)                             85,800        28,002
     Shares issued as supplementary payment
       to employee (c)                                  2,565           618
     Shares issued on exercise of warrants (k)            500           105
     Shares issued on exercise of options (g)           1,333           263
     Employee share bonus plan (h)                        200            50
     Employee share purchase plan (f)                   1,097           204
     ----------------------------------------------------------------------
     As at December 31, 2003                          285,790    $  287,743

A) In December 2003, the Company issued 1,013,514 flow-through common shares at a price of $0.74, exclusive of share issue costs to finance exploration activities in the vicinity of the Bouchard-Hebert Mine.

B) On October 7, 2003, the Company issued 85,800,000 subscription receipts, at a price of $0.35 per subscription receipt resulting in proceeds of $28,002,000, net of costs of issue of approximately $2,028,000. The proceeds from the issue were escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which included the Company reaching agreement with its lenders on the restructuring and pay down of the Syndicated Credit Facility. The Escrow Conditions were satisfied on November 27, 2003, the proceeds were released to the Company and the subscription receipts were exchanged for 85,800,000 common shares of the Company ("Common Shares").

C) In February 2003, 2,564,887 Common Shares were issued for $618,000, as required under an agreement dated November 30, 2001, relating to the resignation of an executive. The Company had agreed to pay the executive a supplementary amount of up to $700,000, either in cash or Common Shares. The amount to be paid was based on a formula using the weighted-average trading price for the Common Shares for the month of January 2003. As at December 31, 2002, the amount of $618,000 was shown on the balance sheet as "Common shares to be issued" in Shareholders' Equity. The supplementary amount paid in the form of Common Shares was included in general and administrative expenses in 2002.

D) Under an agreement dated June 7, 2001, relating to the sale of certain assets acquired through the acquisition of Jascan in November 2000, the Company granted to the purchaser who acquired such assets, the right under certain circumstances to cause the Company to reacquire such assets in consideration for the issuance of Common Shares. In 2002, the purchaser exercised its rights and the Company issued 3,603,000 shares to reacquire certain assets. The number of Common Shares issued was determined based upon the ten-day weighted-average trading price of the Common Shares immediately preceding the third party's notice of intent to acquire such Common Shares, less a ten per cent discount. A director of the Company has a significant ownership interest in the purchaser that acquired the shares.

E) On May 1, 2002, the Company completed a rights offering resulting in the issuance of 94,454,795 Common Shares at a price of $0.20 per share resulting in proceeds of $17,600,000, net of costs of issue of approximately $1,300,000.

F) The share purchase plan entitles certain employees of the Company to contribute up to 5% or up to 10% of their annual basic salary, to purchase Common Shares. The Company matches each participant's contribution. The purchase price per Common Share is the weighted-average of the trading prices of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Common Shares acquired with the Company's contribution are held in safekeeping and delivered to employees 12 months following their date of issue. The Company issued 1,097,000 Common Shares pursuant to the Share Purchase Plan during 2003 (2002 - 1,375,000). The number of shares authorized for issue under the share purchase plan as at December 31, 2003 was 6,500,000.

ANNUAL REPORT 2003                       38

G) Pursuant to the share option plan, the directors have the authority to grant options and to establish the exercise price of the option at the time each option is granted, at a price not less than the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of such option.

     Options must be exercised no later than ten years after the date of the grant and are subject to vesting provisions unless the directors of the Company determine otherwise. One third of the options granted become exercisable from the date of granting such options, and on a cumulative basis, one third at any time after the first anniversary date and the balance at any time after the second anniversary date.

     Optionees may elect to terminate options and receive the difference between the fair value of a Common Share and the exercise price of the option so terminated multiplied by the number of options being terminated in Common Shares or, with the consent of the Company, cash. The consideration paid upon such terminations is charged to deficit. There were no terminations of options by optionees in 2003 or 2002.

     As at December 31, 2003, the outstanding share options which total 8,885,000 expire at various dates between April 30, 2005 and November 9, 2013 and are exercisable at prices ranging from $0.18 to $8.20 per Common Share. The number of shares authorized for grants of options under the share option plan as at December 31, 2003 was 12,500,000.

H) On June 19, 2001, the Plan was amended to add a share bonus plan (the "Share Bonus Plan") to the Plan. The Share Bonus Plan permits Common Shares to be issued as a discretionary bonus to any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof who is designated under the Share Bonus Plan from time to time. For the year ended December 31, 2003, the Company has issued 1,200,000 (2002 - 1,000,000) Common Shares under the Share Bonus Plan. The number of shares authorized for issue under the share bonus plan as at December 31, 2003 was 3,000,000.

     I)   Share option transactions were as follows:

                                                          WEIGHTED
                                                         - AVERAGE
                                              OPTIONS     EXERCISE
                                              (000's)        PRICE
------------------------------------------------------------------
As at December 31, 2001                        5,259      $   2.21
Granted                                        3,895          0.19
Cancelled                                       (358)         2.39
------------------------------------------------------------------
As at December 31, 2002                        8,796          1.31
Granted                                        1,740          0.27
Exercised                                     (1,333)         0.20
Cancelled                                       (318)         1.95
------------------------------------------------------------------
As at December 31, 2003                         8,885     $   1.25

The following table summarizes information about the share options outstanding at December 31, 2003.

                                        OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
---------------------------------------------------------------------- ------------------------------------------
                               NUMBER         WEIGHTED-                          NUMBER
                          OUTSTANDING          AVERAGE      WEIGHTED-       EXERCISABLE                WEIGHTED-
                                AS AT        REMAINING        AVERAGE             AS AT                  AVERAGE
RANGE OF                DEC. 31, 2003      CONTRACTUAL       EXERCISE     DEC. 31, 2003                 EXERCISE
EXERCISE PRICES               (000's)             LIFE          PRICE           (000's)                    PRICE
---------------------------------------------------------------------- ------------------------------------------
$0.18 - $0.20                  3,555           8 YEARS       190 DAYS             $0.19      2,282         $0.19
$0.24 - $2.00                  2,921           7 YEARS        58 DAYS             $0.74      2,554         $0.79
$2.05 - $3.35                  1,501           3 YEARS       142 DAYS             $2.92      1,501         $2.92
$3.75 - $8.20                    908           5 YEARS       183 DAYS             $4.33        908         $4.33

J) The Company's share option plan is described in note 6(G). The Company has elected not to use the fair value method of accounting and does not recognize compensation expense for its stock-based compensation for employees. Had compensation expense for the stock-based compensation plan for employees been determined based upon the fair value of awards granted on or after January 1, 2002, the Company's net earnings for the year ended December 31, 2003 would have decreased by $274,000 and the net loss for 2002 would have increased by $183,000. However, the earnings and loss per share for the years ended December 31, 2003 and 2002, respectively would have been unchanged.


RENEWED COMMITMENT TO GROWTH             39            BREAKWATER RESOURCES LTD.

The fair value of each option grant is estimated on the balance sheet date using the Black-Scholes option-pricing model with the following weighted-average assumptions:
                                                      2003       2002
----------------------------------------------------------------------
Weighted-average exercise price per Common Share      $0.27      $0.19
Weighted quoted market price per Common Share
  at date of grant                                    $0.27      $0.19
Weighted-average grant-date fair value price
  per Common Share                                    $0.17      $0.15
Expected life (years)                                1 - 10     1 - 10
Risk free interest rate                               4.62%      5.21%
Expected volatility                                     46%        62%
Dividend yield                                           0%         0%

     The exercise price of all options granted during 2003 and 2002 equals the quoted market price at the date of grant.

K) In consideration for restructuring the Syndicated Credit Facility in May 2001, the Company granted to the members of the syndicate ("the Lenders") warrants to purchase 300,000 Common Shares at $1.57 per share. The warrants were exercisable until November 29, 2002 (SEE NOTE 6(L)). No value was ascribed to these warrants on the date of issue.

L) In consideration for restructuring the Non-Revolving Facility on November 15, 2001 (SEE NOTE 4), in March 2002 and May 2002, the Company granted to the Lenders warrants to purchase an aggregate of 1,000,000 Common Shares at $0.21 per share. The warrants are exercisable until May 8, 2005. No value was ascribed to these warrants on the date of issue. Dundee also received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007 and the remainder are exercisable until May 2, 2007; no value was ascribed to these warrants on the date of issue. During the year ended December 31, 2003, 500,000 of the warrants issued to the Lenders were exercised and 50,000 cancelled. As at December 31, 2002, none of these warrants had been exercised or cancelled.

     In addition, as part of the restructuring of the Syndicated Credit Facility in 2001, the Company agreed to amend the terms of the outstanding warrants issued to the Lenders to purchase an aggregate of 300,000 Common Shares at a price of $1.57 per share until November 29, 2002, to change the exercise price of such warrants to $0.21 per share and the expiry date of the warrants to the earlier of May 8, 2005 and thirty days following the date the ten-day weighted-average trading price of the Common Shares on the TSX exceeds $0.28 per share. The exercise price was based on the five-day weighted-average trading price of the Common Shares on the TSX following the completion of the Rights Offering.

M) Under an agreement reached on December 23, 2002 with the Lenders and Dundee (SEE NOTE 4), the Company, in consideration for restructuring its existing credit facilities, granted to the Lenders and Dundee the right to purchase 2,000,000 and 1,000,000 Common Shares respectively, at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. The value ascribed to the warrants issued of $97,000 was included in the financial statements at December 31, 2002 as contributed surplus.

     The fair value of each of the above option grants, had been estimated on December 31, 2002 using Black-Scholes option-pricing model with the following weighted-average assumptions:

Estimated exercise price per Common Share                   $0.25
Quoted market price per Common Share at date of grant       $0.16
Expected life (years)                                           3
Risk free interest rate                                     3.23%
Expected volatility                                           46%
Dividend yield                                                 0%

     The quoted market value of the Company's Common Shares as at December 31, 2003 was $0.64.

N) In 2001, the Company negotiated the deferral of payments of treatment charges with several of its customers. As consideration for the deferral of payments, the Company issued warrants to purchase 90,893 Common Shares at $0.50 per share. The warrants expired on June 30, 2003. No value was ascribed to these warrants on the date of issue.


ANNUAL REPORT 2003                       40

7.   INCOME AND MINING TAXES

     Income and mining taxes differ from the amount computed by applying the statutory federal income tax rate for the year ended December 31, 2003 of 38% (2002 - 39%, 2001 - 39%) to the net earnings (loss), excluding income and mining taxes. The differences are summarized as follows:


($000's)                                                2003      2002        2001
------------------------------------------------------------------------------------
Tax provision (recovery) at statutory rate             2,364     (7,762)    (43,303)
Federal resource allowance                               119       (289)        470
Unrecognized tax benefit relating to losses              916      5,781      42,312
Different effective tax rates on earnings (losses)
  in foreign subsidiaries                              1,630      2,725         712
Benefit of previously unrecognized losses
  available for carry forward                         (5,984)      (246)          -
Other                                                    124        (88)        483
Mining taxes (recovery)                                  (10)      (345)       (650)
------------------------------------------------------------------------------------
                                                        (841)      (224)         24

     As at December 31, 2003, the significant components of the Company's future tax assets (liabilities) were as follows:

($000's)                                            2003         2002
----------------------------------------------------------------------
Future tax assets
Loss carry forwards                               19,043       30,562
Mineral properties and fixed assets               56,062       64,709
Reclamation and closure cost accruals              5,354        5,005
----------------------------------------------------------------------
Future tax assets before valuation allowance      80,459      100,276
Valuation allowance                               79,269      100,276
----------------------------------------------------------------------
Future tax assets                                  1,190            -

Future tax liabilities
Mineral properties - mining tax                     (962)        (822)
----------------------------------------------------------------------
Net future tax assets (liabilities)                  228         (822)

A) At December 31, 2003, the Company has net operating loss carry forwards in Canada of approximately $29,000,000, which expire at various dates through 2010. In addition, the Company has approximately $46,700,000 of resource expenditures that are limited in their deduction to income from specific properties.

B) At December 31, 2003, the Company has net operating loss carry forwards in Chile of approximately $42,700,000, which do not expire.

C) At December 31, 2003, the Company has net operating loss carry forwards in Honduras of approximately $8,900,000, which will expire four years after the Company in Honduras generates its first taxable profit.

8.   FINANCIAL INSTRUMENTS

     The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.

     The Company's short-term financial instruments, made up of cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, and short-term debt are carried at cost which, due to their short-term nature, approximates their fair value. The fair value of the long-term debt also approximates its carrying value as set out in note 5.

     Such fair value estimates are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value.


RENEWED COMMITMENT TO GROWTH             41            BREAKWATER RESOURCES LTD.

CREDIT RISK

     The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit and credit insurance where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with highly-rated counterparties. The Company does not consider the credit risk associated with these financial instruments to be significant.

FOREIGN EXCHANGE HEDGING

     In 2001, the Company announced its intention to close the Nanisivik Mine in September 2002 (SEE NOTE 3(G)). Accordingly, foreign exchange contracts totalling US$25,000,000, originally designated as hedges of anticipated 2003 operating costs at the Nanisivik Mine, were no longer considered as effective hedges. Consequently these contracts were being marked to market, resulting in a gain of $608,000 included in gross sales revenue in the year ended December 31, 2002 (2001 - a loss of $3,162,000).

FOREIGN EXCHANGE RISK

     The Company operates using principally the Canadian dollar and the US dollar, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. In addition, the Company's sales are denominated primarily in US dollars, while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company periodically uses forward foreign exchange contracts to hedge the exchange rates on identifiable foreign currency exposures. Gains and losses on these contracts are reported as a component of the related transactions.

     The Company had no foreign exchange contracts outstanding at December 31, 2003, and the following at December 31, 2002:

                                              US         EXCHANGE
                                        ($000's)             RATE       MATURITY
--------------------------------------------------------------------------------
US dollar forward
     sales against Canadian dollar        5,000        CDN$1.5540          2003

COMMODITY PRICE RISK

     The profitability of the Company is directly related to the market price of metals produced. The Company reduces price risk by hedging against the price of metals for a portion of its production.

     The main tools available to protect against price risk are forward contracts and options. Various strategies are available using these tools including spot deferred and synthetic puts.

     The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked to market,and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options. No call options have been entered into in either 2003 or 2002 other than those described below.

     The Company had no contracts outstanding as at December 31, 2002. The following contracts were entered into in 2003 and outstanding as at December 31, 2003:


DECEMBER 31, 2003                     QUANTITY    AVERAGE PRICE (US)            MATURITY
----------------------------------------------------------------------------------------------
Zinc forward sales                4,600 TONNES       $969 PER TONNE               JANUARY 2004
Silver call options             250,000 OUNCES      $5.42 PER OUNCE    JANUARY - FEBRUARY 2004
Gold call options                 2,500 OUNCES       $395 PER OUNCE    JANUARY - FEBRUARY 2004

INTEREST RATE RISK

     The Company currently has various operating lines of credit and long-term debt that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company is exposed to interest rate risk through fluctuations in these interest rates.

ANNUAL REPORT 2003                      42

9.   RELATED PARTY TRANSACTIONS

     All related party transactions are disclosed elsewhere in these consolidated financial statements (SEE NOTES 4, 5 AND 6) except for the following:

A) The Company and DSC entered into an agreement in late 1998 for DSC to act as the exclusive financial advisor to the Company. The agreement was for an initial term of one year and thereafter year to year until cancelled, and provided the Company with the right to cancel the agreement. The agreement was terminated by the Company effective December 31, 2000. The unpaid balance of $1,033,000 for the above fees has been deferred to 2004, and is included in short-term debt as at December 31, 2003 and was included in long-term debt as at December 31, 2002 (SEE NOTE 5).

B) The Company incurred management fees in each of 2003 and 2002 of $250,000 (2001 - $Nil) for services provided by Dundee.

C) At December 31, 2003, the Company has an amount of $544,000 (2002- $Nil) on deposit with DSC.

D) The Company and Black Hawk Mining Inc. ("BHK"), a company under common significant influence by Dundee, entered into an agreement on April 1, 2002, whereby the Company was to manage BHK's mining operation for a fee of US$100,000 (approximately Cdn$157,000) per annum plus a bonus to be calculated based on a formula. This agreement was terminated in 2003. The Company also provides logistic and procurement services to BHK which enables both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies. The companies shared office space until 2003 and the Company charged BHK for certain administrative services.

     Transactions for the year ended December 31, 2003 for sale of supplies and charges for rent and administrative services to BHK totalled $574,000 (2002 - $1,827,000, 2001 - $913,000). These transactions have been reflected in the statements of operations as cost recoveries and accordingly, as reductions in either direct operating costs or general and administrative expenses. In addition, the Company sold surplus equipment to BHK in 2003 for proceeds of $106,000 (2002 - $146,000, 2001-$Nil).

     Other accounts receivable at December 31, 2003 and 2002 included the following amounts due from BHK:

($000's)                                  2003        2002
----------------------------------------------------------
For:
  Supplies                                203          773
  Services                                112          341
----------------------------------------------------------
                                          315        1,114

Interest was charged on overdue amounts receivable from BHK at commercial rates.

10.  CONTINGENCIES AND COMMITMENTS

     Contingencies

A) The Company and TOTC, a former subsidiary of the Company, are defendants in an action commenced in the Ontario Court (General Division) on June 18, 1996 by John W. Sheiles, formerly president of TOTC, claiming arrears of base salary, salary in lieu of vacation pay, expenses and commissions aggregating approximately US$185,000 and damages of US$500,000 for wrongful termination of his employment contract. The Company has filed a statement of defense and is of the opinion that the claim is without merit.

B) On October 10, 2002, the Nunavut Water Board ("NWB") issued to CanZinco Ltd. (a wholly-owned subsidiary of the Company) a renewal of its water license, for a period of 5.5 years commencing on October 1, 2002. One of the conditions contained in the renewal license was a requirement that the Company guarantee the financial security required by the license. NWB has established that the amount of security required by the license is $17,600,000. Of that amount, $5,000,000 was previously posted in the form of indemnity bonds pursuant to the expired water license. The issue of the outstanding balance of $12,600,000 was to have been addressed by the Company within 30 days of the issuance of the water license.

     By way of letter dated November 8, 2002, the Company committed to the Department of Indian Affairs and Northern Development ("DIAND"), the federal government agency that deals with the form of financial security pursuant to a water license issued by NWB, that it would provide to DIAND a guarantee in the form of an unsecured promissory note in the amount of $11,600,000, later changed to $12,600,000. On February 20, 2003, CanZinco delivered a promissory note in the amount of $1,000,000, with the balance of $11,600,000 under discussion as to amount and form.

RENEWED COMMITMENT TO GROWTH            43             BREAKWATER RESOURCES LTD.

     As at December 31, 2003, the balance of the accrual for current and long-term reclamation, site restoration and closure costs with respect to the Nanisivik Mine is $3,391,000, net of estimated salvage value of $6,400,000. This accrual includes all obligations that the Company estimates will arise from the requirements of the water license. Any excess in the amount of the unsecured promissory note provided to DIAND over the actual reclamation and closure costs incurred will not result in the recognition of an incremental liability since any such excess would give rise to a financial asset in the form of a receivable from DIAND. This receivable would offset the excess and would be reported net on the balance sheet.

     The indemnity bonds amounting to $5,000,000 expired in July 2003. The Company and DIAND are in the process of replacing these bonds with an additional promissory note for $5,000,000.

C) In 2003, Kalwea Financial Corp., BVI ("Kalwea") commenced an action against the Company and CanZinco Ltd. ("CanZinco"), a subsidiary of the Company for damages in the amount of $560,000 plus additional annual minimum royalty payments of $70,000 each quarter on October 1, January 1, April 1, and July 1, sequentially. Kalwea also claims a transfer of certain mining claims in Restigouche County, New Brunswick. The Company and CanZinco have filed a statement of defense and have counterclaimed for damages in the amount of $840,000 for overpayment of royalties. Kalwea alleges that it is a secured creditor of Marshall Minerals Corp. ("Marshall"), a company with which CanZinco has a royalty agreement arising from the purchase of mining claims in 1995. The Company and CanZinco are of the opinion that Kalwea's claims are without merit. This action has been scheduled for mandatory mediation on March 23, 2004.

D) In accordance with the standard industry practice, the Company seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities imposed by statute. Due to developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future, or may only be available at significant additional cost. In the event that such bonding and/or insurance cannot be obtained by the Company or is obtainable only at significant additional cost, the Company may become subject to financial liabilities, which may affect its financial resources.

E) The Company is also involved in legal proceedings and claims, which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of the management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

F) The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

LEASE COMMITMENTS

The Company is committed to operating leases for business premises and equipment as follows:

($000's)
-----------------------------
2004                      839
2005                      495
2006                      307
2007                      285
2008                      274

11.  SEGMENT INFORMATION

     The Company operates primarily in the mining industry. Operations in the Americas and Tunisia include the production and sale of zinc, lead and copper concentrates which also contain silver and gold. The accounting policies adopted by these segments are the same as those described in the Summary of Significant Accounting Policies (SEE NOTE 1).

     As the products and services in each of the reportable segments, except for corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where internal financial statements are available.


ANNUAL REPORT 2003                      44

SEGMENT INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2003
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             CORPORATE
GEOGRAPHIC LOCATION               LATIN AMERICA                           CANADA                    TUNISIA  AND OTHER  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
OPERATING SEGMENT           EL         EL                               BOUCHARD
                          MOCHITO    TOQUI            NANISIVIK CARIBOU -HEBERT  LANGLOIS          BOUGRINE
                           MINE       MINE    TOTAL      MINE     MINE    MINE     MINE      TOTAL   MINE
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                32,588   17,394   49,982       5,660       -   49,286        -   54,946   20,202    (1,120)     124,010
Depreciation and
  depletion                (4,025)  (2,025)  (6,050)          -       -   (9,315)       -   (9,315)  (8,351)     (399)     (24,115)
Reclamation and
  closure costs              (680)    (295)    (975)          -       -     (809)       -     (809)    (493)        -       (2,277)
(Loss) contribution from
  mining activities         3,932   (1,520)   2,412        (200)      -      245        -       45   (6,559)   (1,519)      (5,621)
General and administrative      -        -        -           -       -        -        -        -        -    (5,087)      (5,087)
Interest and financing          -        -        -           -       -        -        -        -        -    (3,321)      (3,321)
Investment and other
  income                        -        -        -           -       -        -        -        -        -       611          611
Foreign exchange gain
  on US dollar denominated
  debt                          -        -        -           -       -        -        -        -        -    11,578       11,578
Write-down of mineral
  properties and fixed
  assets                     (279)       -     (279)          -       -        -        -        -        -         -         (279)
Other non-producing
  property income (costs)       -        -        -        (384) (1,521)       -      (83)  (1,988)       -    10,384        8,396
Income and mining taxes
  (recovery)                  (83)       -      (83)          -       -     (141)       5     (136)     145       915          841
Net earnings (loss)         3,570   (1,520)   2,050        (584) (1,521)     104      (78)  (2,079)  (6,414)   13,561        7,118

Capital expenditures        2,586    5,748    8,334         (36)      -       27    1,659    1,650      606        31       10,621
Identifiable assets        35,332   33,965   69,297       7,266   1,499   20,650   41,182   70,597   24,715    11,026      175,635

     INFORMATION ABOUT MAJOR CUSTOMERS

     Of the Company's total consolidated net revenue in 2003, revenue from one customer of $48,795,000 originated from the Bouchard-Hebert Mine, and revenue from another customer of $15,126,000 consisted of $7,719,000 that originated from the Bourgrine Mine and $7,407,000 that originated from the El Toqui Mine.

SEGMENT INFORMATION

For the Year Ended December 31, 2002
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             CORPORATE
GEOGRAPHIC LOCATION               LATIN AMERICA                           CANADA                    TUNISIA  AND OTHER  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
OPERATING SEGMENT           EL         EL                               BOUCHARD
                          MOCHITO    TOQUI            NANISIVIK CARIBOU -HEBERT  LANGLOIS          BOUGRINE
                           MINE       MINE    TOTAL      MINE     MINE    MINE     MINE      TOTAL   MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                38,143   22,309   60,452      36,021       -   49,702        -   85,723   22,441         -      168,616
Depreciation and
  depletion                (6,030)  (2,395)  (8,425)     (2,873)      -   (9,125)       -  (11,998)  (7,077)      (65)     (27,565)
Reclamation and
  closure costs              (813)    (135)    (948)       (319)      -     (562)       -     (881)  (1,065)        -       (2,894)
(Loss) contribution from
  mining activities        (2,905)     594   (2,311)     (1,647)      -    3,075        -    1,428   (8,548)      (65)      (9,496)
General and administrative      -        -        -           -       -        -        -        -        -    (6,198)      (6,198)
Interest and financing          -        -        -           -       -        -        -        -        -    (4,761)      (4,761)
Investment and other
  income                        -        -        -           -       -        -        -        -        -       551          551
Foreign exchange gain
  on US dollar denominated
  debt                          -        -        -           -       -        -        -        -        -       669          669
Other non-producing
  property income (costs)       -        -        -           -  (1,678)       -     (107)  (1,785)       -       909        (876)
Income and mining taxes
  (recovery)                  (95)       -      (95)        602       -      (99)       6      509     (165)      (25)         224
Net (loss) earnings        (3,000)     594   (2,406)     (1,045) (1,678)   2,976     (101)     152  (8,713)    (8,920)     (19,887)

Capital expenditures        2,347    2,859    5,206          17      -     1,676      867    2,560    1,966     1,239       10,971
Identifiable assets        47,901   33,667   81,568      17,141   3,587   28,586   38,786   88,100   36,716    16,996      223,380

     INFORMATION ABOUT MAJOR CUSTOMERS

     Of the Company's total consolidated net revenue in 2002, revenue from one customer of $35,331,000 consisted of $33,686,000 that originated from the Bouchard-Hebert Mine, and $1,645,000 that originated from the El Mochito Mine.

RENEWED COMMITMENT TO GROWTH            45             BREAKWATER RESOURCES LTD.


SEGMENT INFORMATION

For the Year Ended December 31, 2001
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             CORPORATE
GEOGRAPHIC LOCATION               LATIN AMERICA                           CANADA                    TUNISIA  AND OTHER  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
OPERATING SEGMENT           EL         EL                               BOUCHARD
                          MOCHITO    TOQUI            NANISIVIK CARIBOU -HEBERT  LANGLOIS          BOUGRINE
                           MINE       MINE    TOTAL      MINE     MINE    MINE     MINE      TOTAL   MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                33,643   22,400   56,043      27,519       -   51,360        -   78,879   26,879         -      161,801
Depreciation and
  depletion                (5,902)  (3,053)  (8,955)     (4,075)      -   (6,326)       -  (10,401)  (8,529)      (95)     (27,980)
Reclamation and
  closure costs              (818)     (65)    (883)       (255)    (81)  (1,924)       -   (2,260)    (983)        -       (4,126)
(Loss) contribution from
  mining activities        (6,564)    (733)  (7,297)    (20,276)    (81)   7,737        -  (12,620)  (3,480)      (95)     (23,492)
General and
  administrative                -        -        -           -       -        -        -        -        -    (7,481)      (7,481)
Interest and financing          -        -        -           -       -        -        -        -        -    (8,015)      (8,015)
Investment and other
  income                        -        -        -           -       -        -        -        -        -     9,293        9,293
Foreign exchange loss on
  US dollar denominated
  debt                          -        -        -           -       -        -        -        -        -    (4,720)      (4,720)
Write-down of mineral
  properties and fixed
  assets                   (2,505)       -   (2,505)    (11,252)(53,450)       -        -  (64,702)       -    (3,074)     (70,281)
Other non-producing
  property costs             (115)       -     (115)          -  (2,147)       -     (462)  (2,609)       -      (452)      (3,176)
Foreign exchange hedging
  loss                          -        -        -      (3,162)      -        -        -   (3,162)       -         -       (3,162)
Income and mining taxes       (27)       -      (27)        155       -      467       28      650        2      (649)         (24)
Net (loss) earnings        (9,211)    (733)  (9,944)    (34,535)(55,678)   8,204     (434) (82,443)  (3,478)  (15,193)    (111,058)

Capital expenditures        2,442    5,471    7,913       3,932    (544)   1,701    4,141    9,230    3,015     1,504       21,662
Identifiable assets        48,698   34,161   82,859      35,645   3,826   33,242   39,632  112,345   43,569    12,796      251,569

     INFORMATION ABOUT MAJOR CUSTOMERS

     Of the Company's total consolidated net revenue in 2001, revenue from one customer of $29,090,000 consisted of $23,745,000 that originated from the Bouchard-Hebert Mine, $2,842,000 that originated from the El Mochito Mine and $2,503,000 that originated from the El Toqui Mine. Revenue from another customer of $16,401,000 consisted of $5,719,000 that originated from the El Mochito Mine, $2,807,000 that originated from the Bougrine Mine, $4,074,000 that originated from the Bouchard-Hebert Mine and $3,801,000 that originated from the Nanisivik Mine.

12.  ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

     ($000's)                                              2003         2002         2001
     --------------------------------------------------------------------------------------
     Accounts receivable - concentrate                     8,376      (13,976)       8,496
     Other receivables                                     1,271         (654)       8,631
     Concentrate and materials and supplies inventory      2,541       25,200       17,390
     Short-term investments                                    -            -        4,158
     Prepaid expenses and other current assets              (145)         183        1,058
     Provisional payments for concentrate inventory
        shipped and not priced                            (6,105)     (18,108)      (7,519)
     Accounts payable and accrued liabilities             (2,630)      (2,963)      10,772
     Income and mining taxes payable                        (129)        (880)        (526)
     --------------------------------------------------------------------------------------
                                                           3,179      (11,198)      42,460

ANNUAL REPORT 2003                        46

13.  EARNINGS (LOSS) PER SHARE

     Basic Earnings (Loss) per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the year. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per common share data is not presented in 2002 and 2001, as the exercise of options would not have been dilutive in those years.

     The calculation of diluted earnings per share has been computed using the treasury stock method which assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average quoted market price of the Common Shares during 2003 was $0.32 (2002 - $0.20, 2001 - $0.86).

     On May 1, 2002, the Company completed a rights issue with an exercise price of $0.20 per share. The market value of the Common Shares on April 2, 2002, the day prior to trading ex-rights was $0.37 per share. As a result of the bonus element in the rights issue, the basic loss per share in 2002 and 2001 and the weighted-average number of Common Shares outstanding in those years have been adjusted retroactively as follows:


                                                         2003       2002         2001
---------------------------------------------------------------------------------------
Earnings (loss) per share - before bonus element        $0.03      ($0.12)     ($1.20)
Earnings (loss) per share - after bonus element         $0.03      ($0.12)     ($0.92)
Diluted earnings per share - before bonus element       $0.03         N/A         N/A
Diluted earnings per share - after bonus element        $0.03         N/A         N/A

(000's)
---------------------------------------------------------------------------------------
Weighted-average number of shares outstanding         211,411     159,684      92,560
Additional shares due to bonus element                      -       9,390      27,606
---------------------------------------------------------------------------------------
Weighted-average number of Common Shares
  outstanding after bonus element                     211,411     169,074     120,166
Incremental shares on assumed exercise of options
  and warrants                                         10,259         601          20
---------------------------------------------------------------------------------------
Weighted-average number of Common Shares
  used for diluted earnings per share                 221,670     169,675     120,186

14.  SUBSEQUENT EVENTS

A) On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,326,000, net of costs of issue of approximately $2,674,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The Company plans to use the net proceeds for the development of the Langlois Mine, debt repayment, working capital and general corporate purposes.

B) On February 16, 2004, the Company signed a letter of intent with Boliden AB ("Boliden") to purchase all the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"). BWCL is the owner of the Myra Falls Mine, a zinc, copper and gold mine in British Columbia. The acquisition of BWCL will be exclusive of the Premier Gold property and certain other assets and liabilities of BWCL. The general terms of the proposed acquisition include the Company issuing 18,000,000 Common Shares and 5,000,000 warrants, exercisable at $1.00 per Common Share until January 28, 2009.

RENEWED COMMITMENT TO GROWTH            47             BREAKWATER RESOURCES LTD.


MANAGEMENT AND
CORPORATE INFORMATION



DIRECTORS                                    OFFICERS

Garth A. C. MacRae+                          Colin K. Benner
CHAIRMAN                                     PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER
Colin K. Benner+
                                             John D. Bracale
Gordon F. Bub                                VICE PRESIDENT, LATIN AMERICA AND
                                             CORPORATE LOGISTICS
Donald K. Charter(degree)
                                             Richard R. Godfrey+
Jonathan C. Goodman*                         VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL
                                             OFFICER (ACTING)
Allen J. Palmiere*(degree)
                                             J. Steven Hayes
A. Murray Sinclair, Jr.*(degree)             VICE PRESIDENT, MARKETING

                                             William M. Heath
* Member of Audit Committee                  VICE PRESIDENT, ADMINISTRATION

(degree) Member of Compensation              Torben Jensen
Committee                                    VICE PRESIDENT, ENGINEERING

                                             John B. McCombe
+ Member of Hedging Committee                VICE PRESIDENT, LATIN AMERICAN OPERATIONS

                                             Norman L. Calder
                                             TREASURER

                                             Leroy A. Fong
                                             CONTROLLER

                                             E. Ann Wilkinson
                                             CORPORATE SECRETARY

TRANSFER AGENT                    CORPORATE AND REGISTERED OFFICE
AND REGISTRAR
                                  95 Wellington Street West
Computershare Trust               Suite 950
  Company of Canada               Toronto, Ontario
100 University Ave.               M5J 2N7
9th Floor
Toronto, Ontario                  Tel: (416) 363-4798
M5J 2Y1                           Fax: (416) 363-1315

Tel: (514) 982-7555
     (800) 564-6253               E-MAIL
Fax: (416) 263-9524
     (866) 249-7775               investorinfo@breakwater.ca
E-Mail:
service@computershare.com
                                  WEBSITE
www.computershare.com
                                  www.breakwater.ca

CO-TRANSFER AGENTS
                                  SHARES TRADED
Computershare Trust
  Company of Canada               Toronto Stock Exchange
510 Burrard Street                Symbol - BWR
2nd Floor
Vancouver,                        AUDITORS
British Columbia
V6C 3B9                           Deloitte & Touche LLP
                                  Suite 1700
Computershare Trust               5140 Yonge Street
  Company Inc.                    Toronto, Ontario
350 Indiana Street                M2N 6L7
Suite 800
Golden, Colorado                  Tel: (416) 601-6150
U.S.A. 80401

Tel: (303) 262-0600
Fax: (303) 262-0603

ANNUAL REPORT 2003                     48

                                    [PICTURE]

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